                                                                Exhibit 10.68(a)

                            STOCK PURCHASE AGREEMENT

                                 by and between

                        DARWIN NATIONAL ASSURANCE COMPANY

                                       and

                             ULICO CASUALTY COMPANY

                          Dated as of January 31, 2005

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.......................................................   2

   1.1.    "2005 Filing Fees"...............................................   2
   1.2.    "Acquisition Proposals"..........................................   2
   1.3.    "Actions"........................................................   2
   1.4.    "Administrative Services Agreement"..............................   2
   1.5.    "Affiliate" or "Affiliated"......................................   2
   1.6.    "Agreement"......................................................   2
   1.7.    "Allocation".....................................................   2
   1.8.    "Amended Termination of Pooling Agreement".......................   2
   1.9.    "Applicable Law".................................................   2
   1.10.   "Arkansas Commissioner"..........................................   2
   1.11.   "Assumption Agreement"...........................................   2
   1.12.   "Bankruptcy Exception"...........................................   3
   1.13.   "Benefit-Related Liability"......................................   3
   1.14.   "Business Day"...................................................   3
   1.15.   "Closing" and "Closing Date".....................................   3
   1.16.   "Closing Assets".................................................   3
   1.17.   "COBRA"..........................................................   3
   1.18.   "Code"...........................................................   3
   1.19.   "Company"........................................................   3
   1.20.   "Confidential Information".......................................   3
   1.21.   "Documents"......................................................   3
   1.22.   "Employees"......................................................   3
   1.23.   "Employee Benefit Plan"..........................................   3
   1.24.   "Employee-Related Liability".....................................   4
   1.25.   "ERISA"..........................................................   4
   1.26.   "ERISA Affiliate"................................................   4
   1.27.   "Exhibit"........................................................   4
   1.28.   "Filing Fees"....................................................   4
   1.29.   "Final Purchase Price"...........................................   4
   1.30.   "GAAP"...........................................................   4
   1.31.   "Governmental Entity"............................................   4
   1.32.   "Guarantee"......................................................   4
   1.33.   "Indemnification Event"..........................................   4
   1.34.   "Indemnitee".....................................................   4
   1.35.   "Indemnitor".....................................................   4
   1.36.   "Insurance Permit"...............................................   4
   1.37.   "Intercompany Marketing Agreement"...............................   4
   1.38.   "Interim Balance Sheets".........................................   5
   1.39.   "Joint Marketing Agreements".....................................   5
   1.40.   "Latest Balance Sheet"...........................................   5
   1.41.   "Liability" and "Liabilities"....................................   5
   1.42.   "Liens or Restrictions"..........................................   5
   1.43.   "Loss"...........................................................   5

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
   1.44.   "Material Adverse Effect"........................................   5
   1.45.   "Negative Tax Adjustment"........................................   5
   1.46.   "Parent".........................................................   5
   1.47.   "Parent Group"...................................................   5
   1.48.   "Permit".........................................................   5
   1.49.   "Person".........................................................   6
   1.50.   "Positive Tax Adjustment"........................................   6
   1.51.   "Post-Closing Period"............................................   6
   1.52.   "Pre-Closing NOL"................................................   6
   1.53.   "Pre-Closing Period".............................................   6
   1.54.   "Property".......................................................   6
   1.55.   "Purchase Price".................................................   6
   1.56.   "Purchaser"......................................................   6
   1.57.   "Purchaser's Basket".............................................   6
   1.58.   "Purchaser's Knowledge"..........................................   6
   1.59.   "Quota Share Agreement"..........................................   6
   1.60.   "Reinsured Liabilities"..........................................   6
   1.61.   "Related Agreements".............................................   6
   1.62.   "Schedule".......................................................   6
   1.63.   "Section 2(b) Liabilities".......................................   7
   1.64.   "Section 338 Elections"..........................................   7
   1.65.   "Section 338 Forms"..............................................   7
   1.66.   "Securities".....................................................   7
   1.67.   "Seller".........................................................   7
   1.68.   "Seller's Approvals".............................................   7
   1.69.   "Seller's Basket"................................................   7
   1.70.   "Seller's Knowledge" or "Known to Seller"........................   7
   1.71.   "Seller's 338 Payment"...........................................   7
   1.72.   "Statutory Financial Statements".................................   7
   1.73.   "Stock"..........................................................   7
   1.74.   "Straddle Period"................................................   7
   1.75.   "Subsidiary".....................................................   7
   1.76.   "Surplus Lines Brokers"..........................................   7
   1.77.   "Tax" or "Taxes".................................................   8
   1.78.   "Tax Adjustment".................................................   8
   1.79.   "Tax Claim"......................................................   8
   1.80.   "Tax Return".....................................................   8
   1.81.   "Tax Savings"....................................................   8
   1.82.   "Taxing Authority"...............................................   8
   1.83.   "Termination and Commutation of LPT Agreement"...................   8
   1.84.   "Third-Party Reinsurance Agreements".............................   8
   1.85.   "Transfer Taxes".................................................   8
   1.86.   "Transferee".....................................................   8
   1.87.   "Trust Agreement"................................................   8
   1.88.   "Unauthorized States"............................................   8
   1.89.   "Undisclosed Liabilities"........................................   8
   1.90.   "USACC"..........................................................   8

   1.91.   "Valuation Date"................................................    9
   1.92.   "Year End Balance Sheets".......................................    9

ARTICLE II PURCHASE OF STOCK...............................................    9

   2.1.    Purchase and Sale...............................................    9
   2.2.    The Purchase Price..............................................    9
   2.3.    Closing.........................................................   10
   2.4.    Transfer of Stock...............................................   11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.......................   11

   3.1.    Organization and Standing.......................................   11
   3.2.    Insurance Permits...............................................   12
   3.3.    Authorization of Agreements.....................................   13
   3.4.    Capital Stock of the Company....................................   14
   3.5.    Interests in Securities of the Company..........................   14
   3.6.    Financial Statements............................................   14
   3.7.    Subsidiaries....................................................   15
   3.8.    Tax Returns and Reports.........................................   15
   3.9.    Required Filings................................................   16
   3.10.   No Breach of Statute or Contract; Consents and Authorizations...   16
   3.11.   Legal Proceedings...............................................   18
   3.12.   Bank Accounts...................................................   18
   3.13.   Form of Capital and Surplus.....................................   18
   3.14.   Undisclosed Liabilities.........................................   18
   3.15.   Contracts.......................................................   19
   3.16.   Employee Matters................................................   19
   3.17.   Powers of Attorney..............................................   20
   3.18.   Accuracy of Documents...........................................   20
   3.19.   Brokers and Finders.............................................   20
   3.20.   Excess and Surplus Lines Brokers................................   20
   3.21.   Assets and Properties...........................................   21
   3.22.   No Restrictions on Business.....................................   21
   3.23.   Marketing Agreements............................................   22
   3.24.   Policyholder Complaints.........................................   22
   3.25.   Absence of Certain Changes......................................   22
   3.26.   Real Property; Environmental Matters............................   23
   3.27.   Insurance Business..............................................   24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................   24

   4.1.    Organization and Standing.......................................   24
   4.2.    Authorization of Agreement......................................   24
   4.3.    No Breach of Statute or Contract; Consents and Authorizations...   25
   4.4.    Investment Intent...............................................   25
   4.5.    No Litigation...................................................   25
   4.6.    Brokers and Finders.............................................   25

ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO CLOSING;
           COVENANTS; INDEMNITIES..........................................   26

   5.1.    Investigations; Operation of the Business of the Company........   26
   5.2.    Pending or Threatened Action....................................   27
   5.3.    Tax Audits; Tax Returns.........................................   28
   5.4.    Section 338(h)(10) Elections....................................   31
   5.5.    Transfer Taxes..................................................   32
   5.6.    Conduct of Business by Purchaser................................   32
   5.7.    Change of Name..................................................   33
   5.8.    Disclosure of Confidential Information..........................   33
   5.9.    Compliance with Arkansas Insurance Laws.........................   33
   5.10.   Notification of Changes.........................................   33
   5.11.   Acquisition Proposals...........................................   33
   5.12.   Related Agreements..............................................   34
   5.13.   Payment of Brokers' or Finders' Fees............................   34
   5.14.   Preparation of Financial Statements.............................   34
   5.15.   Filing Fees.....................................................   34
   5.16.   Certain Litigation..............................................   35
   5.17.   Third-Party Reinsurance Agreements..............................   35

ARTICLE VI CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION...........   35

   6.1.    Conditions to the Obligations of Purchaser......................   35
   6.2.    Conditions to the Obligations of Seller.........................   38
   6.3.    Termination of Agreement and Abandonment of Transactions........   39

ARTICLE VII TERMINATION OF OBLIGATIONS AND WAIVER OF CONDITIONS;
               PAYMENT OF EXPENSES.........................................   40

ARTICLE VIII INDEMNIFICATION...............................................   41

   8.1.    Indemnification of Purchaser....................................   41
   8.2.    Indemnification of Seller.......................................   42
   8.3.    Notice..........................................................   42
   8.4.    Determination of Right to Indemnification.......................   42
   8.5.    Determination of Amount of Indemnification......................   42
   8.6.    Adjustments to Indemnification Amounts..........................   43
   8.7.    Indemnification Limits..........................................   44
   8.8.    Single Recovery.................................................   45
   8.9.    Third Party Beneficiaries.......................................   45
   8.10.   Deemed Adjustment to Purchase Price.............................   45
   8.11.   Exclusive Remedy................................................   45

   ARTICLE IX GENERAL......................................................   46

   9.1.    Amendment and Waiver............................................   46
   9.2.    Integrated Contract.............................................   46

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
   9.3.    Publicity.......................................................   46
   9.4.    Governing Law...................................................   46
   9.5.    Jurisdiction....................................................   46
   9.6.    Notices.........................................................   47
   9.7.    No Assignment...................................................   48
   9.8.    Headings........................................................   48
   9.9.    Counterparts....................................................   48
   9.10.   Severability....................................................   48
   9.11.   Third Parties...................................................   49
   9.12.   Further Assurances..............................................   49

Schedule 2.2(d)    -   Authorized States
Schedule 3.1(b)    -   Officers and Directors/Certificate of Incorporation and Bylaws
Schedule 3.2(b)    -   Notices of Suspension, Cancellations, or Terminations of Insurance
Permits
Schedule 3.8       -   Tax Matters
Schedule 3.9(b)    -   Filing Fees
Schedule 3.10(b)   -   Consents and Approvals
Schedule 3.11(a)   -   Legal Proceedings
Schedule 3.11(b)   -   Legal Proceedings Brought by the Company
Schedule 3.12      -   Bank Accounts
Schedule 3.13      -   Capital and Surplus
Schedule 3.14      -   Liabilities
Schedule 3.15(a)   -   Contracts and Commitments to be Terminated or Amended at Closing
Schedule 3.15(b)   -   Third-Party Reinsurance Agreements
Schedule 3.17      -   Power of Attorney
Schedule 3.20(b)   -   Certain Fee Arrangements
Schedule 4.3(b)    -   Purchasers' Governmental Approvals

Exhibit A          -   Administrative Services Agreement
Exhibit B          -   Amended Termination of Pooling Agreement
Exhibit C          -   Assumption Agreement
Exhibit D          -   Guarantee
Exhibit E          -   100% Quota Share Reinsurance Agreement
Exhibit F          -   Termination and Commutation of LPT Agreement
Exhibit G          -   Trust Agreement

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement, dated as of January 31, 2005, is by and between Darwin National Assurance Company, a Delaware property and casualty insurance company ("Purchaser"), and Ulico Casualty Company, a Delaware property and casualty insurance company ("Seller").

                                    RECITALS:

          WHEREAS, Seller owns 10,000 shares, constituting all of the issued and outstanding shares, of common stock, par value $420.00 per share (the "Stock"), of Ulico Indemnity Company, a stock property and casualty insurance company organized under the laws of the State of Arkansas (the "Company"); and

          WHEREAS, prior to the Closing (as defined below), Seller, the Company and Ulico Standard of America Casualty Company, a California property and casualty insurance company ("USACC"), shall enter into the Amended Termination of Pooling Agreement (as defined below) pursuant to which the parties thereto shall clarify their mutual understanding and agreement concerning the commutation, settlement and discharge of the intercompany reinsurance pool referred to therein; and

          WHEREAS, on or prior to the Closing, Seller and the Company shall enter into (i) the Termination and Commutation of LPT Agreement pursuant to which Seller and the Company shall terminate and commute the Union Liability and Trustee and Fiduciary Liability Loss Portfolio Reinsurance Agreement dated November 3, 2004 by and between Seller and the Company, (ii) the Quota Share Agreement pursuant to which the Company shall cede to Seller, and Seller shall assume, 100% of all insurance liabilities and obligations of the Company; (iii) the Trust Agreement pursuant to which funds are to be held in trust to ensure the payment of amounts due to the Company under the Quota Share Agreement; (iv) the Administrative Services Agreement pursuant to which Seller shall provide the Company with those administrative services described therein in respect of the liabilities ceded pursuant to the Quota Share Agreement; and (v) the Assumption Agreement pursuant to which Seller shall assume from the Company certain liabilities of the Company as provided therein; and

          WHEREAS, prior to the Closing, the Company and ULLICO Inc., a Maryland corporation and sole stockholder of Seller ("Parent"), shall enter into the Guarantee pursuant to which Parent shall guarantee Seller's obligations under this Agreement, the Quota Share Agreement, Administrative Services Agreement, Trust Agreement and Assumption Agreement; and

          WHEREAS, Purchaser desires to purchase and Seller desires to sell the Stock upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

          As used herein, the terms below shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

          1.1. "2005 Filing Fees" shall have the meaning set forth in Section 5.15(b).

          1.2. "Acquisition Proposals" shall have the meaning set forth in
Section 5.11.

          1.3. "Actions" shall have the meaning set forth in Section 3.11 (a).

          1.4. "Administrative Services Agreement" shall refer to the Administrative Services Agreement to be entered into by and between Seller and the Company on or prior to the Closing, in the form attached hereto as Exhibit A (with such changes thereto as may be approved by Purchaser).

          1.5. "Affiliate" or "Affiliated" shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          1.6. "Agreement" shall refer to this Stock Purchase Agreement together with all Exhibits and Schedules hereto, as the same may be amended from time to time.

          1.7. "Allocation" shall have the meaning set forth in Section 5.4(b).

          1.8. "Amended Termination of Pooling Agreement" shall refer to the Amended and Restated Termination of Restated Reinsurance Pooling Agreement to be entered into by and among the Company, Seller and USACC at or prior to the Closing, in the form attached hereto as Exhibit B (with such changes thereto as may be approved by Purchaser).

          1.9. "Applicable Law" shall mean any law, statute, ordinance, regulation, writ, injunction, rule, established principle of common law, directive, decree or administrative ruling of any Governmental Entity or applicable court decision applicable to a Person or any such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

          1.10. "Arkansas Commissioner" shall mean the Insurance Commissioner of the Arkansas Department of Insurance.

          1.11. "Assumption Agreement" shall refer to the Assumption Agreement to be entered into by and between the Company and Seller on or prior to the Closing and shall be in the form attached hereto as Exhibit C (with such changes thereto as may be approved by Purchaser).

          1.12. "Bankruptcy Exception" shall refer, in respect of any agreement, contract or commitment, to any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights and remedies generally (including the rights and remedies of creditors of insurance companies generally) and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          1.13. "Benefit-Related Liability" shall have the meaning set forth in
Section 3.16(c).

          1.14. "Business Day" shall mean a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Delaware are not authorized or obligated by applicable law to close.

          1.15. "Closing" and "Closing Date" shall have the respective meanings set forth in Section 2.3.

          1.16. "Closing Assets" shall have the meaning set forth in Section 2.2(b).

          1.17. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          1.18. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

          1.19. "Company" shall have the meaning set forth in the recitals hereto.

          1.20. "Confidential Information" shall mean all Documents and information concerning Parent, Seller or the Company furnished to Purchaser in connection with this Agreement and any Documents or compilations prepared by or for Purchaser which contain, reflect or are based upon such information.

          1.21. "Documents" shall refer to any books, records, files, papers, tapes, microfilms and any other documents.

          1.22. "Employees" shall have the meaning set forth in Section 3.16(a).

          1.23. "Employee Benefit Plan" shall mean any "employee benefit plan" (as such term is defined in section 3(3) of ERISA), and any other retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, deferred or incentive compensation, bonus, stay bonus, stock option, employee stock purchase, phantom stock, stock appreciation, change in control, retention compensation, medical, dental, vision, psychiatric or other counseling, employee assistance, tuition reimbursement, vacation, holiday, sick pay, disability, salary continuation, termination allowance, severance, employee relocation, death benefit, survivor income, dependent care assistance, legal assistance or fringe benefit (cash or noncash) plan, program, policy, practice or arrangement, or any cafeteria plan under Section 125 of the Code, in which any current or former officer, director, independent contractor or employee of the Company or any ERISA Affiliate has ever participated, or as to which the Company or any ERISA Affiliate has ever had any present or contingent obligation, including any obligation to make contributions.

          1.24. "Employee-Related Liability" shall have the meaning set forth in
Section 3.16(b).

          1.25. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          1.26. "ERISA Affiliate" shall mean any entity that is, or ever has been, required to be aggregated with the Company as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

          1.27. "Exhibit" shall refer to each of several written Exhibits to this Agreement, each of which is incorporated into and made a part of this Agreement for all purposes.

          1.28. "Filing Fees" shall have the meaning set forth in Section
3.9(b).

          1.29. "Final Purchase Price" shall have the meaning set forth in
Section 2.2(a).

          1.30. "GAAP" shall have the meaning set forth in Section 3.6(b).

          1.31. "Governmental Entity" shall mean any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority.

          1.32. "Guarantee" shall refer to the Guarantee Agreement to be entered into by and between Parent and the Company on or prior to the Closing, in the form attached hereto as Exhibit D (with such changes thereto as may be approved by Purchaser).

          1.33. "Indemnification Event" shall refer to any action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

          1.34. "Indemnitee" shall have the meaning set forth in Section 8.3.

          1.35. "Indemnitor" shall have the meaning set forth in Section 8.3.

          1.36. "Insurance Permit" shall mean any Permit in any jurisdiction to issue, underwrite, assume, place, sell or otherwise transact the business of insurance, including the issuance of insurance policies on an excess or surplus lines basis.

          1.37. "Intercompany Marketing Agreement" shall mean the Intercompany Marketing and Underwriting Agreement, dated September 1, 2004, by and between Ulico Insurance Group, the Company and Seller, and any agreements relating thereto, as such agreements may be amended from time to time.

          1.38. "Interim Balance Sheets" shall have the meaning set forth in
Section 3.6(b).

          1.39. "Joint Marketing Agreements" shall mean (i) the Memorandum of Understanding by and between Zurich U.S. Construction and Ulico Insurance Group, Inc. entered into in May 2001 and (ii) the Strategic Alliance Agreement, dated May 8, 2001, by and among Farmers Group, Inc., Seller, the Company and Ulico Insurance Group, Inc., and any agreements related thereto, including without limitation the Agreement of Reinsurance, dated May 8, 2001, by and among Fire Insurance Exchange, Truck Insurance Exchange, Farmers Insurance Exchange, Farmers Texas County Mutual, Seller and the Company, and the Service Mark and Trademark License Agreement, dated May 8, 2001, by and among Seller, the Company, Ulico Insurance Group, Inc. and Farmers Group, Inc., as any such agreement may be amended from time to time.

          1.40. "Latest Balance Sheet" shall have the meaning set forth in
Section 3.6(b).

          1.41. "Liability" and "Liabilities" shall have the meanings set forth in Section 3.14.

          1.42. "Liens or Restrictions" shall refer to any lien (including but not limited to liens for unpaid taxes), pledge, mortgage, security interest, charge, adverse claim, attachment, automatic or other stay in bankruptcy or insolvency proceeding, or other encumbrance of any kind.

          1.43. "Loss" shall have the meaning set forth in Section 8.1.

          1.44. "Material Adverse Effect" shall mean any material adverse effect on the business, operations, financial condition or results of operations of the Company, other than any such effect to the extent arising or resulting from (a) changes in general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles or (e) changes in law, rules or regulations of general applicability.

          1.45. "Negative Tax Adjustment" shall have the meaning set forth in
Section 5.3(k).

          1.46. "Parent" shall have the meaning set forth in the recitals hereto.

          1.47. "Parent Group" shall have the meaning set forth in Section
3.8(a).

          1.48. "Permit" shall refer to any federal, state, local or other governmental consent, license, permit, grant, eligibility, qualification or authorization which is held by the Company in a particular jurisdiction immediately prior to the Closing Date.

          1.49. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, mutual company, trust, unincorporated organization or Governmental Entity or agency thereof.

          1.50. "Positive Tax Adjustment" shall have the meaning set forth in
Section 5.4(f).

          1.51. "Post-Closing Period" shall refer to a taxable period of the Company beginning after the Closing Date.

          1.52. "Pre-Closing NOL" shall have the meaning set forth in Section 5.3(k).

          1.53. "Pre-Closing Period" shall refer to a taxable period of the Company ending on or prior to the Closing Date.

          1.54. "Property" shall mean any real, personal or mixed property, whether tangible or intangible.

          1.55. "Purchase Price" shall have the meaning set forth in Section
2.2.

          1.56. "Purchaser" shall have the meaning set forth in the preamble.

          1.57. "Purchaser's Basket" shall have the meaning set forth in Section 8.7(e).

          1.58. "Purchaser's Knowledge" shall refer to the actual knowledge of
(i) individuals who, at the time of execution of this Agreement, perform such functions or hold such positions with Purchaser as would reasonably be expected to require them to be aware of the information in question and (ii) officers of Purchaser holding the position of Vice President or higher.

          1.59. "Quota Share Agreement" shall refer to the 100% Quota Share Reinsurance Agreement to be entered into by and between Seller and the Company on or prior to the Closing, in the form attached hereto as Exhibit E (with such changes thereto as may be approved by Purchaser).

          1.60. "Reinsured Liabilities" shall have the meaning set forth in Quota Share Agreement.

          1.61. "Related Agreements" shall refer collectively to the Quota Share Agreement, Trust Agreement, Administrative Services Agreement, Assumption Agreement, Amended Termination of Pooling Agreement, Termination and Commutation of LPT Agreement and Guarantee Agreement.

          1.62. "Schedule" shall refer to each of several written Schedules to this Agreement, each of which is incorporated into and made a part of this Agreement for all purposes.

          1.63. "Section 2(b) Liabilities" shall have the meaning set forth in the Assumption Agreement.

          1.64. "Section 338 Elections" shall have the meaning set forth in
Section 5.4(a).

          1.65. "Section 338 Forms" shall have the meaning set forth in Section 5.4(b).

          1.66. "Securities" shall have the meaning set forth in Section 3.13.

          1.67. "Seller" shall have the meaning set forth in the preamble.

          1.68. "Seller's Approvals" shall have the meaning set forth in Section 3.10(b).

          1.69. "Seller's Basket" shall have the meaning set forth in Section 8.7(d).

          1.70. "Seller's Knowledge" or "Known to Seller" shall refer to the actual knowledge of (i) individuals who, at the time of execution of this Agreement, perform such functions or hold such positions with Parent, Seller or the Company (prior to the Closing) as would reasonably be expected to require them to be aware of the information in question and (ii) officers of Parent, Seller or the Company (prior to the Closing) holding the position of Vice President or higher.

          1.71. "Seller's 338 Payment" shall mean the payment in the amount of two hundred thousand dollars ($200,000) to Seller pursuant to Section 5.4 to compensate Seller for making the Section 338 Elections.

          1.72. "Statutory Financial Statements" shall mean the Annual Statements and the Quarterly Statements of the Condition and Affairs of the Company filed with the Arkansas Insurance Department, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification or other supporting documentation filed in connection therewith.

          1.73. "Stock" shall have the meaning set forth in the first recital of this Agreement.

          1.74. "Straddle Period" shall refer to a taxable period of the Company beginning before and ending after the Closing Date.

          1.75. "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities, equity interests, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

          1.76. "Surplus Lines Brokers" shall mean all brokers and producers that have solicited, negotiated, sold or produced the Company's insurance business.

          1.77. "Tax" or "Taxes" shall mean all federal, state, county, municipal, foreign and other income, profits, windfall profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes, levies, fees, imposts, duties and charges of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any Taxing Authority, including all amounts imposed as a result of being a member of an affiliated or combined or unitary group.

          1.78. "Tax Adjustment" shall have the meaning set forth in Section 2.2(c)(iii).

          1.79. "Tax Claim" shall have the meaning set forth in Section 5.3(i).

          1.80. "Tax Return" shall mean all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto and any supplements or amendments thereof) relating to, and required to be filed or maintained in connection with the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).

          1.81. "Tax Savings" shall have the meaning set forth in Section
5.3(k).

          1.82. "Taxing Authority" shall refer to any Governmental Entity responsible for the administration or collection of Taxes.

          1.83. "Termination and Commutation of LPT Agreement" shall refer to the Termination and Commutation of Union Liability and Trustee and Fiduciary Liability Loss Portfolio Reinsurance Agreement to be entered into by and between the Company and Seller at or prior to the Closing, in the form attached hereto as Exhibit F (with such changes thereto as may be approved by Purchaser).

          1.84. "Third-Party Reinsurance Agreements" shall mean the agreements between the Company and one or more third-party reinsurers set forth on Schedule 3.15(b).

          1.85. "Transfer Taxes" shall have the meaning set forth in Section
5.5.

          1.86. "Transferee" shall have the meaning set forth in Section 2.4.

          1.87. "Trust Agreement" shall refer to the Trust Agreement by and among the Company, Seller and Mellon Trust of Delaware, National Association, a national banking association, as Trustee (or with such other trustee as may be acceptable to Purchaser and Seller), to be entered into at or prior to Closing, in substantially the form attached hereto as Exhibit G.

          1.88. "Unauthorized States" shall have the meaning set forth in
Section 2.2(d).

          1.89. "Undisclosed Liabilities" shall have the meaning set forth in
Section 3.14.

          1.90. "USACC" shall have the meaning set forth the recitals hereto.

          1.91. "Valuation Date" shall have the meaning set forth in Section 2.2(b).

          1.92. "Year End Balance Sheets" shall have the meaning set forth in
Section 3.6(b).

                                   ARTICLE II

                                PURCHASE OF STOCK

          2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of the Stock.

          2.2. The Purchase Price.

               (a) Purchaser agrees to pay to Seller, and Seller agrees to accept from Purchaser, as consideration for the sale of the Stock, an amount payable at the Closing, such amount, subject to adjustment, if any, pursuant to Section 2.2(d), to be determined as follows: the sum of (1) Three Million Dollars ($3,000,000) and (2) the fair market value of the Closing Assets as determined pursuant to this Section 2.2. For purposes of this Agreement, the amount equal to the sum of (1) Three Million Dollars ($3,000,000) and (2) the fair market value of the Closing Assets as determined pursuant to this Section 2.2, shall be referred to as the "Purchase Price," and the Purchase Price as adjusted for any decrease pursuant to Section 2.2(d) shall be referred to as the "Final Purchase Price".

               (b) Not later than 6 p.m. EDT on the Business Day immediately preceding the Closing Date (the "Valuation Date"), Seller shall provide Purchaser with a complete list and specific description of the following assets which shall be held by the Company upon the Closing: cash and cash equivalents, fixed income securities traded in a public market and bonds or deposits with certain states as required to obtain Insurance Permits in those states (collectively, the "Closing Assets"); provided; however, that the Closing Assets, other than cash and cash equivalents, shall be U.S. Government and Government Agency fixed income securities or fixed income securities having a rating by Moody's Investors Services, Inc. of at least Aa or by the Securities Valuation Office of the National Association of Insurance Commissioners of at least Category 2. Such description shall include a valuation as of the close of business on the Valuation Date of the net fair market value of the Closing Assets. Purchaser shall have an opportunity at its own expense to verify such valuation and all information related thereto, concerning such Closing Assets. Without the prior written consent of Purchaser, Seller shall not, nor shall Seller permit the Company to, take any action which would cause or require any changes to the valuation of Closing Assets as of the Valuation Date, or which would cause the sale or disposition of any Closing Assets.

               (c) The net fair market value of the Closing Assets shall be determined as follows: (i) (x) cash and cash equivalents shall be valued at face value, (y) investment securities traded in a recognized public market shall be valued at their closing composite price on the Valuation Date as reported by Bloomberg LP or, if such values are not reported by Bloomberg LP, for the business day preceding the Valuation Date as reported by the Wall Street Journal (if there is no closing price, then the average bid and asked prices shall be used); provided, however, that if the investment security is quoted only on a yield or discount rate basis, then such security shall be valued at the price calculated in accordance with generally accepted financial practice for the mean of the quoted bid and asked yield or rate, and (z) interests in money market funds shall have a fair market value equal to their face or par value plus (ii) interest accrued and dividends attributable to such Closing Assets accrued as of the close of business on the Valuation Date, increased or decreased by (iii) the sum of (A) the amount of Taxes reasonably estimated to be imposed on the Company for any Post-Closing Period (or for any Straddle Period to the extent that such Taxes are allocable to the Purchaser pursuant to Section 8.5(c)) with respect to interest and dividends accrued with respect to the Closing Assets as of the Valuation Date, and (B) the amount of Taxes reasonably estimated to be imposed on the Company for any Post-Closing Period (or for any Straddle Period to the extent that such Taxes are allocable to the Purchaser pursuant to Section 8.5(c)) that would be incurred if the Closing Assets were sold for their gross fair market value as of the Valuation Date and no Section 338 Elections were made, less
     (C) the amount of Taxes reasonably estimated to be saved by the Company in any Post-Closing Period (or for any Straddle Period to the extent of the reduction in the Taxes allocable to the Purchaser pursuant to Section 8.5(c)) that would be incurred if the Closing Assets were sold for their gross fair market value as of the Valuation Date and no Section 338 Elections were made (the positive or negative amount in this clause (iii) being referred to herein as the "Tax Adjustment") (it being intended that the Tax Adjustment shall as nearly as possible equal the amount of the deferred tax asset or deferred tax liability, as the case may be, in respect of the Closing Assets that would appear on the balance sheet of the Company prepared on the Valuation Date and in accordance with generally accepted accounting principles (applied without regard to any valuation allowance for such deferred tax assets)).

               (d) In the event that the Company is not eligible to issue insurance policies on an excess or surplus lines basis in one or more of the states listed on Schedule 2.2(d) hereto (the "Unauthorized States"), on the Closing Date, the Purchase Price for the Stock payable at the Closing shall be decreased by the amount listed in the column titled "Purchase Allocation" on Schedule 2.2(d) for each Unauthorized State. At Closing, Seller shall provide Purchaser with evidence of each of the surplus lines eligibilities of the Company.

          2.3. Closing. The closing of the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transaction contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself) (the "Closing Date"), or such other place, times or dates as the parties hereto agree in writing. At the Closing:

               (a) Seller shall deliver to Purchaser a certificate or certificates representing the Stock duly endorsed to Purchaser or accompanied by duly executed stock powers so as to transfer and assign to Purchaser good and valid title to the Stock free and clear of all Liens or

     Restrictions and to constitute Purchaser the sole beneficial owner and record stockholder of the Company;

               (b) Purchaser shall pay to Seller the Final Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller on or before the Closing; and

               (c) Seller shall deliver to Purchaser fully executed originals of
     (i) the Quota Share Agreement, (ii) the Trust Agreement, (iii) the Administrative Services Agreement, (iv) the Assumption Agreement, (v) the Amended Termination of Pooling Agreement, (vi) the Termination and Commutation of LPT Agreement and (vii) the Guarantee.

          2.4. Transfer of Stock. Seller hereby acknowledges and agrees that, subsequent to the Closing, Purchaser shall have the right to transfer, exchange or contribute the Stock to any direct or indirect majority owned or wholly owned Subsidiary of the Purchaser ("Transferee"); provided, however that, notwithstanding any such transaction, Purchaser shall be considered as the purchaser of the Stock for federal income tax purposes within the meaning of Treas. Reg. Section 1.338-3(c).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

          3.1. Organization and Standing.

               (a) Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction, and each of Seller and the Company has all requisite power and authority to own, lease and operate its assets and Properties (including, without limitation, the Stock) and to conduct its business as currently being conducted. Seller is duly qualified or licensed to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its Properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect, (ii) a material adverse effect on the ability of Seller to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby, or (iii) a material adverse effect on the ability of Seller or the Company to execute and deliver the Related Agreements to which they are a party, to perform their respective obligations therein or to consummate the transactions contemplated thereby.

               (b) Schedule 3.1(b) identifies each director and executive officer of the Company as currently in effect and contains true and correct copies of the Company's

     Certificate of Incorporation and the Bylaws, including all amendments thereto through, and as in effect on, the date hereof.

               (c) Seller has delivered to Purchaser true, accurate and complete copies of the stock and minute books of the Company. To Seller's Knowledge, such stock and minute books are true, accurate and complete and contain minutes of all meetings, proceedings and other actions of the shareholders and the board of directors of the Company, and any committees thereof from the date of the formation of the Company to the date hereof.

          3.2. Insurance Permits.

               (a) The Company's Arkansas insurance license is in full force and effect and will be in full force and effect as of the Closing Date, and the Company has not received any notice of default or termination with respect to such license or any threatened cancellation or termination in connection therewith.

               (b) Schedule 2.2(d) contains a true and correct list of each state in which the Company is eligible, authorized or qualified to issue insurance policies on an excess or surplus lines basis together with satisfactory evidence (as of a recent date) of such eligibility, authorization or qualification in each such state. The eligibilities, authorizations and qualifications set forth on Schedule 2.2(d), together with the Company's Arkansas insurance license, constitute all Insurance Permits required for the conduct of the Company's business as now conducted. The Company shall be so eligible, authorized or qualified, as the case may be, in each such state listed on Schedule 2.2(d) as of the Closing Date. Other than as set forth in Schedule 3.2(b), the Company has not received from any Governmental Entity any notice of suspension or termination with respect to any such Insurance Permits or any threatened suspension, cancellation or termination in connection therewith, or any subpoena or other notice of investigation of any current or prior business practice of the Company.

               (c) The Company is in good standing with all applicable insurance regulatory authorities with respect to the conduct of the business by the Company.

               (d) Since its formation, the Company has been engaged solely and exclusively in the insurance business and has conducted no insurance business or other business in any jurisdiction other than the jurisdictions listed in Schedule 2.2(d) and Schedule 3.2(b) with respect to which it would be required to have an Insurance Permit.

               (e) The Company has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the Company, or (ii) provided for all such assessments in its Statutory Financial Statements.

               (f) Except as disclosed on Schedule 3.2(b), no proceeding is pending nor, to Seller's Knowledge, is any proceeding threatened in which any Person is seeking to revoke or deny the renewal of any Insurance Permit.

               (g) Except as limited by state statute generally applicable to all companies of a similar type as the Company or as set forth in Schedule 3.2(b), the Company's authority to write the lines and classes of insurance set forth on Schedule 2.2(d) is unrestricted and the

     Company is not a party to any agreement or arrangement with any regulatory official or agency limiting or restricting the Company's ability to make full use of the Insurance Permits. Except as set forth in Schedule 3.2(b), each such Insurance Permit is currently in good standing, and, other than as set forth in Schedule 3.2(b), no Insurance Permit has been withdrawn, modified, restricted or conditioned in any respect by a state insurance regulatory authority, and no application for an Insurance Permit filed by the Company within the last 12 months has been denied or withdrawn. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Insurance Permit.

          3.3. Authorization of Agreements. Seller has all requisite power to execute and deliver this Agreement and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary action on the part of Seller. Each of Seller and the Company has the requisite power to execute and deliver the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement and Termination and Commutation of LPT Agreement and to perform its obligations thereunder, and the execution, delivery and performance of each of the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement and the Termination and Commutation of LPT Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary requisite action on the part of each of Seller and the Company. Each of Seller, the Company and USACC has the requisite power to execute and deliver the Amended Termination of Pooling Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the Amended Termination of Pooling Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary requisite action on the part of each of Seller, the Company and USACC. The Company has all requisite power to execute and deliver the Guarantee and perform its obligations thereunder, and the execution, delivery and performance of the Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all necessary requisite action on the part of the Company. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Bankruptcy Exception. Prior to the Closing Date, the Quota Share Agreement, Trust Agreement, Administrative Services Agreement, Assumption Agreement and Termination and Commutation of LPT Agreement will have been duly authorized, executed and delivered by each of Seller and the Company, and, on the Closing Date, each of the Quota Share Agreement, Trust Agreement, Administrative Services Agreement, Assumption Agreement and Termination and Commutation of LPT Agreement will be the valid and binding obligations of each of Seller and the Company enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception. Prior to the Closing Date, the Amended Termination of Pooling Agreement will have been duly authorized, executed and delivered by each of Seller, the Company and USACC, and, on the Closing Date, the Amended Termination of Pooling Agreement will be the valid and binding obligation of each of Seller, the Company and USACC enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception. Prior to the Closing Date, the Guarantee will have been duly authorized, executed and delivered by the Company, and, on the Closing Date, the Guarantee will be the valid and binding obligation of the Company.

          3.4. Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000 shares of common stock, $420.00 par value per share, all of which shares have been and are now validly issued and outstanding, fully paid and nonassessable. The Stock constitutes all of the issued and outstanding capital stock of the Company. Seller is the lawful owner, beneficially and of record, of all of the Stock and has good and valid title to the Stock, free and clear of all Liens or Restrictions, voting trusts or other voting agreements, contracts, calls, commitments of any kind, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or dispositions of the Stock. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire record and beneficial ownership of the Stock, free and clear of any Liens or Restrictions, voting trusts or other voting agreements, contracts, calls, commitments of any kind, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or dispositions of the Stock.

          3.5. Interests in Securities of the Company. There are no outstanding options, convertible securities, warrants or other rights to subscribe for or purchase from Seller or the Company, and there are no plans, contracts or commitments for the granting by Seller or the Company of rights to acquire or redeem: (i) any capital stock or other ownership interests in the Company including the Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or ownership interests in the Company.

          3.6. Financial Statements. (a) Seller has delivered to Purchaser true, correct and complete copies of the Statutory Financial Statements of the Company for the year ended December 31, 2003 (with the accompanying independent auditors' report of PricewaterhouseCoopers LLP), and for the quarterly periods ended March 31, June 30 and September 30, 2004. Subject, in the case of the quarterly statutory financial statements, to normal recurring year-end adjustments, the Statutory Financial Statements fairly represent in all material respects the financial position and the results of operations of the Company as of and for the respective dates and for periods indicated therein, in accordance with accounting practices prescribed or permitted by the Arkansas Insurance Department, applied on a consistent basis. All books of account of the Company fully and fairly disclose in all material respects all of the transactions, properties, assets, liabilities and obligations of the Company and are true, correct and complete in all material respects. The information contained in the Statutory Financial Statements was prepared in accordance with accounting practices prescribed or permitted by the Arkansas Insurance Department applied on a consistent basis and is not inaccurate in any material respect. Except as disclosed on such Statutory Financial Statements or in the notes thereto, there has not been any change in the business, financial condition or results of operations of the Company during the last 12 months that has had, or would reasonably be expected to have, a Material Adverse Effect. Seller has heretofore delivered to Purchaser true, correct and complete copies of the Statutory Financial Statements of the Company for each of the years ended December 31, 1999, 2000, 2001 and 2002 (with the accompanying independent auditors' report of PricewaterhouseCoopers LLP).

               (b) Seller has delivered to Purchaser true, correct and complete copies of balance sheets of the Company as of December 31, 1999, 2000, 2001, 2002 and 2003 (collectively, the "Year End Balance Sheets") and as of March 31, June 30, and September 30,

     2004 (collectively, the "Interim Balance Sheets," and the September 30, 2004 balance sheet, the "Latest Balance Sheet"), all prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as may be indicated in the notes thereto). The Year End Balance Sheets are as included in the audited financial statements of Parent and fairly present in all material respects the financial position of the Company at the respective dates thereof. The Interim Balance Sheets were prepared in accordance with GAAP consistently applied and in a manner consistent with that employed in the Year End Balance Sheet dated December 31, 2003 and fairly present in all material respects the financial position of the Company at the respective dates thereof.

          3.7. Subsidiaries. The Company does not own, either of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same in any other Person.

          3.8. Tax Returns and Reports.

               (a) Parent is the common parent of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) (such group, the "Parent Group") that files a consolidated federal income Tax Return. For all periods during which it has owned the Company, Parent has properly included (or, with respect to the taxable year ending on the Closing Date, will properly include) the Company in its consolidated federal income Tax Return as a member of the Parent Group.

               (b) Other than as set forth on Schedule 3.8, (i) the Company has filed (or joined in the filing of) when due all material Tax Returns required to be filed by or with respect to the Company, including Tax Returns of the Parent Group and of any other consolidated, combined, unitary or other affiliated group of which the Parent is a member, and all Taxes shown to be due on such Tax Returns have been timely paid; (ii) all such Tax Returns were true, correct and complete in all material respects;
     (iii) to Seller's Knowledge, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment being asserted or, threatened by any Taxing Authority with respect to the Company; (iv) no claim has been asserted in writing by any Taxing Authority in a jurisdiction in which the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (v) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (vi) the Company has withheld and remitted to its applicable Taxing Authorities all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, creditor, attorney, independent contractor or other Person; (vii) except as set forth in its previously filed Tax Returns, neither Parent, Seller nor the Company has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to material Taxes affecting or relating to the Company; (viii) none of Parent, Seller or the Company has entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company; (ix) no ruling with respect to Taxes has been requested by or on behalf of the Company or by Parent or Seller with respect to any transaction involving the Company that could affect the liability of the Company for Taxes for any period after the Closing; (x) the

     Company has no liability for the Taxes of any Person (other than pursuant to Treasury Regulation Section 1.1502-6, or any analogous state, local or foreign law or regulation) as a transferee or successor, by contract or otherwise; (xi) the statutes of limitations for Tax years of the Company have closed for all years ending prior to January 1, 1999; (xii) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code; and (xiii) neither Parent, Seller nor the Company has ever engaged in any transaction that is the same as, or substantially similar to, a transaction that would be a "reportable transaction" for purposes of
     Section 1.6011-4(b) of the Code (including without limitation any transaction which the Internal Revenue Service has determined to be a "listed transaction" for purposes of Section 1.6011-4(b)(2) of the Code).

          3.9. Required Filings.

               (a) All statements, reports, forms or other information required to be filed with respect to the Company have been or will be timely filed, and all required regulatory approvals in respect thereof are in full force and effect, except for any such statements, reports, forms, other information or regulatory approvals that if not made or obtained would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such regulatory filings were true and correct in all material respects when filed and were in compliance with Applicable Laws, and no deficiencies have been asserted by any such Governmental Entity with respect to such regulatory filings that have not been satisfied.

               (b) Schedule 3.9(b) sets forth all amounts which, as of December 31, 2004, have been paid by the Company as annual statement filing fees, license renewal fees, excess and surplus lines eligibility fees, examination fees, membership fees or dues to state guaranty associations and joint underwriting associations, minimum required state insurance premium taxes (i.e. those imposed without regard to the amount of premiums written) and other taxes, fees or assessments paid by the Company in order to maintain its Insurance Permits in good standing (all such fees and amounts, collectively, the "Filing Fees") for the year ending December 31, 2004 and the dates of payments of each of such amounts. Schedule 3.9(b) also sets forth an estimate of the amount of Filing Fees which will be due for calendar year 2004 which have not been paid as of December 31, 2004.

          3.10. No Breach of Statute or Contract; Consents and Authorizations.

               (a) Neither the execution and delivery of this Agreement by Seller, nor the execution and delivery of the Quota Share Agreement, Trust Agreement, Administrative Services Agreement, Assumption Agreement or Termination and Commutation of LPT Agreement by Seller and the Company, nor the execution and delivery of the Amended Termination of Pooling Agreement by Seller, the Company and USACC, nor the execution and delivery of the Guarantee by the Company, nor performance by any of them of any of their obligations hereunder or thereunder will (x) conflict with, or result in a breach of, any of the terms, conditions or provisions of: (i) the certificate of incorporation or bylaws (or comparable organizational documents) of Seller, the Company or USACC; (ii) subject to receipt of approvals referred to in Section 3.10(b), any judgment, order, injunction, decree or ruling of any court or Governmental Entity or any Applicable Law to which Seller, the Company or USACC is subject; or (iii) any agreement, contract or commitment to which

     Seller, the Company or USACC is a party or is subject, except, in the case of clauses (ii) and (iii) only, for such conflicts or breaches that (A) would not be reasonably expected to have a Material Adverse Effect, (B) would not materially impair the ability of Seller to execute, deliver and perform its obligations under this Agreement, (C) would not materially impair the ability of either Seller or the Company to execute, deliver and perform its obligations under the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement and the Termination and Commutation of LPT Agreement, (D) would not materially impair the ability of any of Seller, the Company or USACC to execute, deliver and perform its obligations under the Amended Termination of Pooling Agreement, (E) would not materially impair the ability of the Company to execute, deliver and perform its obligations under the Guarantee and (F) would not impair the validity of any Insurance Permit, or (y) result in the creation or imposition of any Lien or Restriction on any of the Properties or assets of the Company.

               (b) Except for approval by the Arkansas Commissioner with respect to the change in control of the Company and except as set forth in Schedule 3.10(b), none of Seller, the Company or USACC is required to obtain any consent, approval or authorization from or to make any filings with any Governmental Entity or any other Person with regard to execution, delivery and performance of this Agreement (including the transfer of the Stock pursuant hereto), the Related Agreements or such other agreements or documents as are to be executed by Seller, the Company or USACC pursuant hereto and thereto, or the consummation of the transactions contemplated herein or therein ("Seller's Approvals"). With regard to this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, so called "bulk reinsurance" statutes, which generally require a ceding company to provide notification to or obtain the approval of the insurance department of the applicable jurisdiction prior to or in connection with the transfer by reinsurance of all or substantially all of the ceding company's business or a given line of business, either (x) do not apply or (y) no notification or approval is required thereunder.

               (c) The Company is in compliance with all Applicable Laws relating to the operation, conduct or ownership of the Property or business of the Company, except for any such failure to comply that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

               (d) Neither the Company nor, to Seller's Knowledge, any officer, director, employee or authorized agent on behalf of the Company, has made any unlawful payment to, or entered into any written or oral understanding or agreement to make any unlawful payment to, any governmental or quasi-governmental official, or to any other Person or entity. Neither Seller nor the Company has received any notice of, nor to Seller's Knowledge is there, any violation of any Applicable Law relating to the operation, conduct or ownership of the business of the Company other than a violation which has been resolved and for which no sanction is pending. Without limitation of the foregoing, the Company has not been subject of any allegation made by any Governmental Entity or by any other Person that the Company has unlawfully shared fees or made any unlawful rebates or engaged in any other unlawful reciprocal practice, nor has the Company entered into any written or oral understanding or agreement to do any of the foregoing and, to Seller's Knowledge, the Company has not engaged in any business practice which could reasonably be expected to give rise to any such allegation.

          3.11. Legal Proceedings.

               (a) Except as set forth in Schedule 3.11(a), there are no unresolved complaints (consumer or otherwise), claims, actions, suits, arbitrations, hearings, proceedings or investigations, whether at law or in equity, and whether or not before any Governmental Entity (collectively, "Actions"), pending or, to Seller's Knowledge, threatened against or affecting or which pertain to or involve the Company or any Property of the Company or any individual in his or her capacity as a director, officer or employee of the Company, or any aspect of the business or operation of the Company, or the ability of the Company to conduct or transact any insurance business or to consummate the transactions contemplated by this Agreement or the Related Agreements. Except as set forth in Schedule 3.11(a), there are no judgments, orders, decrees or injunctions of any Governmental Entity issued or outstanding against or which affect the Company or any property of the Company or any aspect of the business or operation of the Company, or the ability of the Company to conduct or transact any insurance business or to consummate the transactions contemplated by this Agreement or the Related Agreements that remain unsatisfied or require continuing compliance.

               (b) Except as set forth in Schedule 3.11(b), there are no Actions pending or, to Seller's Knowledge, threatened in which the Company is either a plaintiff or (if not a formal proceeding) an aggrieved party or claimant and there are no orders, decrees or injunctions issued in favor of the Company.

          3.12. Bank Accounts. Schedule 3.12 sets forth a list of all bank accounts maintained by the Company together with the addresses of the banks at which such accounts are maintained and the contact persons for the Company thereat.

          3.13. Form of Capital and Surplus. The Company's capital and surplus consist only of (i) cash and cash equivalents, (ii) fixed income securities traded in a recognized public market and (iii) bonds on deposit with certain states as required to obtain Insurance Permits in those states. Schedule 3.13 sets forth a description of the items constituting the Company's capital and surplus (collectively, the "Securities"), including the values thereof, valued as of December 31, 2004 in accordance with the valuation methods set forth in
Section 2.2 of this Agreement. The Securities comply with the requirements of the insurance laws and regulations of the State of Arkansas as well as the insurance laws and regulations of any other applicable jurisdiction.

          3.14. Undisclosed Liabilities. (i) The Company does not have any direct or indirect indebtedness, liability, or other obligation, whether fixed or unfixed, secured or unsecured, accrued, absolute, contingent or otherwise (individually, a "Liability," and collectively, "Liabilities") that would be required by GAAP to be and were not reflected or reserved against in the Latest Balance Sheet, and no such Liabilities have arisen since the date of the Latest Balance Sheet except as set forth on Schedule 3.14 hereto and (ii) to Seller's Knowledge, the Company does not have any Liabilities, whether or not required by GAAP to be included on a balance sheet prepared in accordance with GAAP, which are not either reflected or reserved against in the Latest Balance Sheet or set forth on Schedule 3.14 hereto, other than in the case of clauses (i) and (ii), Liabilities arising under or resulting from this Agreement or the Related Agreements. All Liabilities which, in the case of clause (i), were required by GAAP to be and were not reflected or reserved against in the Latest Balance Sheet, or which have arisen since the date of the Latest Balance Sheet and would be required by GAAP to be included on a balance sheet prepared in accordance with GAAP and are not set forth on Schedule 3.14, and, in the case of clause (ii), are Known to Seller, whether or not such Liabilities would be required by GAAP to be included on a balance sheet prepared in accordance with GAAP, and which are not either reflected or reserved against in the Latest Balance Sheet or set forth on
Schedule 3.14 hereto, shall collectively be referred to herein as "Undisclosed Liabilities".

          3.15. Contracts.

               (a) To Seller's Knowledge, the Related Agreements constitute all of the contracts and commitments by which the Company is bound or to which the Company is subject, and there are no other contracts or commitments to which the Company is now a party or by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, other than (i) contracts and commitments identified on Schedule 3.15(a), all of which, except as indicated on such Schedule, shall be either terminated or amended effective on or prior to the Closing Date to remove the Company as a party thereto, and to discharge the Company from any and all obligations, liabilities or commitments thereunder, (ii) the Third-Party Reinsurance Agreements and (iii) this Agreement. On the Closing Date, the Related Agreements and the Third-Party Reinsurance Agreements will constitute all of the contracts and commitments by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, and there will be no other contracts or commitments to which the Company is a party or by which the Company or its assets are or may be bound or to which the Company or its assets are or may be subject, other than this Agreement.

               (b) The Company is not a party to any reinsurance contract other than the Third-Party Reinsurance Agreements set forth on Schedule 3.15(b). True and complete copies of all of the Third-Party Reinsurance Agreements, including all amendments, endorsements and addenda thereto, have been delivered to the Purchaser prior to the date of this Agreement. The Company is a cedent, and is not a reinsurer, under each of the Third-Party Reinsurance Agreements. All Third-Party Reinsurance Agreements providing reinsurance cover for errors and omissions, medical malpractice, personal injury or employment practices lines of business (none of which the Company ever wrote), directors and officers liability, or other similar lines, have expired or been terminated prior to the date hereof as to new and renewal business written by the Company.

          3.16. Employee Matters.

               (a) The Company (i) does not have, and has not at any time since its formation had, any full-time or part-time employees, independent contractors, consultants, distributors, salespersons, insurance agents or persons performing similar functions (other than Surplus Lines Brokers) (collectively, "Employees") and (ii) is not a party to or obligated under, and does not have any liabilities or obligations with respect to, any employment, consulting or agency contract or agreement (written or oral) with any Person.

               (b) The Company does not have any liabilities or obligations of any nature whatsoever to any Employee or to any current or former officers or directors of the Company or any Affiliate of the Company, including, without limitation, pursuant to (i) any indemnification agreements (written or oral), (ii) the Company's Certificate of Incorporation or Bylaws, as currently in effect or as in effect at any time since the Company's formation, or (iii) any other agreement, understanding or obligation (any such obligation or liability referred to herein as an "Employee-Related Liability").

               (c) The Company has not maintained, contributed to, been obligated to contribute to or have liability (including, without limitation, potential or contingent liability under Title IV of ERISA or any liability incurred by an ERISA Affiliate) with respect to any Employee Benefit Plan (any such obligation or liability referred to herein as a "Benefit-Related Liability").

               (d) The Company is not a party to or otherwise obligated under any collective bargaining agreement.

               (e) Seller acknowledges that Purchaser is assuming no liability or responsibility with respect to any Employee-Related Liability or Benefit-Related Liability, or with respect to any agreement or arrangement with any Surplus Lines Brokers (including any commissions or fees owed in connection therewith).

          3.17. Powers of Attorney. Except as set forth in Schedule 3.17, other than any powers of attorney granted to insurance commissioners in connection with state licensing matters, all powers of attorney granted by the Company have expired or been revoked prior to the date hereof.

          3.18. Accuracy of Documents. All minute books and stock records of the Company and all other Documents delivered by Seller or the Company to Purchaser in connection with the transactions contemplated hereby are complete and accurate in all material respects. All corporate books and records of the Company are maintained in compliance in all material respects with all applicable statutes, including requirements as to their location.

          3.19. Brokers and Finders. Except for Merger and Acquisition Services, Inc., the fees and expenses of which shall be paid by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby or the Related Agreements based upon arrangements made by or on behalf of Seller or the Company.

          3.20. Excess and Surplus Lines Brokers.

               (a) Each Surplus Lines Broker, at the time such Surplus Line Broker solicited, negotiated, sold or produced any insurance business of the Company, to the extent required by Applicable Law, was duly and appropriately licensed as a Surplus Line Broker (for the type of business solicited, negotiated, sold or produced by such excess and surplus lines broker), in each case, in the particular jurisdiction in which such Surplus Line Broker solicited, negotiated, sold or produced such insurance business.

               (b) Except as set forth on Schedule 3.20(b), the Company is not and has never been a party to any profit sharing, contingent fee, placement service, market service or similar agreement with any insurance producer, agent or broker, including any Surplus Lines Broker. The Company does not pay and has at no time paid any insurance producer, agent or broker, including any Surplus Lines Broker, any fees, commissions, overrides, production bonuses or other payments based upon (i) the amount of business placed with the Company by clients of such producer, (ii) such producer's clients rate of renewal of policies with the Company or (iii) the profitability of the business placed by such producer. The Company has never provided or submitted a false, sham, phony or otherwise artificial bid or quote with respect to prospective insurance business. To Seller's Knowledge, no insurance producer, agent or broker, including any Surplus Lines Broker, has violated any term or provision of any Applicable Law applicable to any aspect (including, but not limited to, the soliciting, negotiating, marketing, sale or production) of the Company's insurance business.

               (c) Schedule 3.20(c) contains a true and complete list of (i) all agreements with Surplus Lines Brokers or other brokers, agents or producers and (ii) all marketing agreements (true and complete copies of all such written agreements and a written description of all such oral agreements having been made available to Purchaser), which are or were in force or effective at any time during the period from January 1, 2000 through the date hereof, to which the Company is or was a party or by which any Properties of the Company is, was, may be or may have been bound, as such agreements may have been amended to the date hereof.

          3.21. Assets and Properties.

               (a) The Company owns and has good and marketable title to all of its assets and Properties, free from any Liens or Restrictions (other than any escrowed amounts or other deposits made with state insurance commissioners).

               (b) On the Closing Date, the Company will not own any assets or Properties, except (i) its corporate charter and the Insurance Permits set forth on Schedule 3.2(b), (ii) the Closing Assets, and (iii) the contractual rights of the Company pursuant to this Agreement and the Related Agreements.

          3.22. No Restrictions on Business. Other than pursuant to the restrictions of Applicable Law and as set forth on Schedule 3.2(b), the Company is not subject to any contract, agreement, commitment or other contractual obligation with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of the Company to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from the Company. For the avoidance of doubt, the parties hereto acknowledge that the failure of the Company to have an Insurance Permit (other than those permits listed on Schedule 2.2(d) hereto) shall not be deemed to breach this Section 3.22.

          3.23. Marketing Agreements.

               (a) No business was ever written by or on behalf of the Company pursuant to or in connection with the Joint Marketing Agreements. Pursuant to termination agreements or amendments reasonably satisfactory to Purchaser, on or prior to the Closing Date each of the Joint Marketing Agreements and the Intercompany Marketing Agreement shall be either terminated or amended effective on or prior to the Closing Date to remove the Company as a party thereto, and to discharge the Company from any and all obligations, liabilities or commitments thereunder (other than obligations, liabilities and commitments arising under business written by the Company pursuant to the Intercompany Marketing Agreement and ceded to Seller pursuant to the Quota Share Agreement). From and after the Closing Date, the Company shall have no obligations, liabilities or commitments under the Joint Marketing Agreements or Intercompany Marketing Agreement.

               (b) Seller, the Company and their respective Affiliates have complied with all of the covenants, agreements and other obligations of Seller, the Company and their Affiliates, respectively, arising out of or related to the Joint Marketing Agreements.

               (c) The Company is not subject to any contract, agreement, commitment or other obligation with any Person including, but not limited to, any Governmental Entity, concerning the marketing or underwriting of business, or which are otherwise similar to the Joint Marketing Agreements or Intercompany Marketing Agreement.

          3.24. Policyholder Complaints. Neither the Company or any of its Affiliates nor, to Seller's Knowledge, any Governmental Entity (including the Arkansas Commissioner) has received any complaints by policyholders of the Company of the nature which would customarily be recorded by insurance companies on a policyholder complaint log.

          3.25. Absence of Certain Changes. Except as contemplated by this Agreement, the Related Agreements or as set forth on Schedule 3.25, and except for events occurring in the ordinary course of the Company's business, since December 31, 2003, the Company has not:

               (a) been engaged in or conducted any business other than an insurance business;

               (b) incurred any obligation or liability (absolute or contingent);

               (c) mortgaged, pledged or subjected to any Lien or Restriction any of its assets or Properties;

               (d) sold or transferred any assets or Property or cancelled any debts or claims, except for sales of investment assets, followed by reinvestment of the net proceeds thereof;

               (e) made any loan or advance to, or guaranteed the obligations of, any individuals, firms, corporations or other entities;

               (f) entered into any transaction or agreement, insurance or otherwise;

               (g) declared, made, set aside or paid any dividend, distribution or payment on, or any purchase or redemption of, any shares of any class of its capital stock or made any commitments therefor;

               (h) incurred any indebtedness, absolute or contingent;

               (i) made any change in its accounting methods or practices, or made any change in depreciation or amortization policies or rates adopted by it;

               (j) except as set forth in its consolidated federal income tax return for its 2003 taxable year and other previously filed Tax Returns, changed any method of accounting with respect to Taxes, revoked, changed or made any Tax elections, or compromised or entered into any settlements in respect of Taxes;

               (k) made any payment or commitment to pay any person;

               (l) entered into or amended any contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

               (m) except for investment assets acquired in the ordinary course of business, made any acquisition of any of the assets, properties, capital stock or business of any other person or entity;

               (n) suffered or had any adverse change, event or condition in its business, results of operations, assets, financial condition, or the manner of conducting its business;

               (o) issued, granted, sold or otherwise disposed of any of its capital stock or other securities, or options or rights to acquire its capital stock or securities;

               (p) amended its Certificate of Incorporation or Bylaws;

               (q) formed, acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

               (r) written up, written down or written off the value of any material amount of assets; or

               (s) entered into any oral or written agreement or understanding to do any of the acts or things described in this Section 3.25.

          3.26. Real Property; Environmental Matters.

               (a) The Company does not own and since its formation has never owned any real property. The Company is not a party to, and neither the Company nor the business of the Company is in any way subject to, any lease (as lessee or lessor) or sublease (as sublessee or sublessor) of real property.

               (b) Except for claims in the normal course of its insurance business, all of which will be reinsured pursuant to the Quota Share Agreement, no litigation, suits, claims, proceedings or investigations or private or governmental enforcement actions or orders are pending or, to Seller's Knowledge, threatened against the Company with respect to any Hazardous Material or applicable Environmental Law (each as defined below).

               (c) Neither Seller nor the Company has received any notice from any Governmental Entity or other Person of any claims or potential violations by the Company of, or liability under, any Environmental Law.

               (d) To Seller's Knowledge, there is not (i) any activity on any properties presently or formerly owned or operated by the Company which was conducted, or is being conducted, in violation of any Environmental Law, or
     (ii) any actual or threatened release (including, without limitation, any spill, discharge, leak, emission, ejection, escape or dumping) or improper or inadequate storage of, or contamination caused by, any Hazardous Material on or under any properties of the Company, which in any of such cases has or would reasonably be expected to have a Material Adverse Effect.

               (e) For purposes of this Section 3.26, "Environmental Law" means any Applicable Law relating to pollution or protection of the environment, health, safety, or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials; and "Hazardous Material" means any material, substance, waste, pollutant, contaminant, chemical or other matter that is defined as a hazardous material, hazardous substance, hazardous waste, toxic material, toxic substance or other term having a similar meaning under Applicable Law or is otherwise subject to elimination, abatement, removal, remediation or cleanup under Applicable Law.

          3.27. Insurance Business. No insurance policy or contract issued by or on behalf of the Company is in-force as of the date hereof. The Company is not required pursuant to Applicable Law or the terms of any insurance policy or contract issued by or on behalf of the Company to issue or renew any insurance policy or contract.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

          4.1. Organization and Standing. Purchaser is a property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2. Authorization of Agreement. Purchaser has all requisite power to execute and deliver this Agreement and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

          4.3. No Breach of Statute or Contract; Consents and Authorizations.

               (a) Neither the execution and delivery by Purchaser of this Agreement nor performance by Purchaser of its obligations hereunder will conflict with, or result in a breach of, any of the terms, conditions or provisions of: (i) the Certificate of Incorporation or Bylaws of Purchaser;
     (ii) subject to receipt of approvals referred to in Section 4.3(b), any judgment, order, injunction, decree or ruling of any court or Governmental Entity, or any Applicable Law, to which Purchaser is subject; or (iii) any agreement, contract or commitment to which Purchaser is a party or is subject, except, in the case of clauses (ii) and (iii) only, for such conflicts or breaches which would not materially impair the ability of Purchaser to execute, deliver and perform its obligations under this Agreement.

               (b) To Purchaser's Knowledge, except for (i) the approval by the Arkansas Commissioner with respect to the change in control of the Company and (ii) any approvals by the insurance department of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement which are required by applicable law, regulation or rule to be obtained by Seller, there are no governmental approvals required to permit the consummation of the transactions contemplated by this Agreement.

          4.4. Investment Intent. Purchaser represents and warrants that (i) subject to the provisions of Section 2.4 hereof, Purchaser is acquiring the Stock for its own account, for investment purposes only and not with a view to the resale, distribution or other disposition thereof or any part thereof or any interest therein, and (ii) Purchaser has such knowledge of and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Company as contemplated by this Agreement. Purchaser acknowledges that the Stock will not be registered under the Securities Act of 1933, as amended, or under any state securities law and, therefore, may not be sold by Purchaser except pursuant to an effective registration statement under such Securities Act or an exemption from registration thereunder and pursuant to registration or qualification under any applicable state securities law or exemption therefrom.

          4.5. No Litigation. There are no actions, suits or administrative, arbitration or other proceedings or governmental investigations (including counterclaims) pending or, to Purchaser's Knowledge, threatened in writing to restrain, prohibit or otherwise challenge the performance by Purchaser of the transactions contemplated by this Agreement.

          4.6. Brokers and Finders. Except for Merger and Acquisition Services, Inc., the fees and expenses of which shall be paid by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V

                        CONDUCT AND TRANSACTIONS PRIOR TO
                         CLOSING; COVENANTS; INDEMNITIES

          5.1. Investigations; Operation of the Business of the Company. Between the date of this Agreement and the Closing:

               (a)(i) Upon receipt of reasonable notice, Seller will give, or cause to be given, to Purchaser or Purchaser's representatives and agents, reasonable access to the books, records and officers of the Company and, to the extent that the same pertain to the Company, the books and records of Seller, and Seller will cause the officers and employees of Seller and of the Company to furnish to Purchaser upon reasonable prior notice such financial data and other information with respect to the assets and the conduct of the business of the Company as Purchaser shall from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such manner so as not to interfere unreasonably with the operation of the business of Seller or the Company.

               (ii) Until the Closing Date and thereafter at all times if the transactions contemplated by this Agreement are not consummated, Purchaser shall hold any Confidential Information in confidence unless and until such time as such information otherwise becomes publicly available, and, in the event of the termination of this Agreement, upon request by Seller, shall deliver to Seller all such Confidential Information so obtained by Purchaser.

               (iii) It is acknowledged and agreed that unauthorized use of any Confidential Information would cause irreparable injury constituting the proper subject of injunctive relief and specific performance, in addition to providing Purchaser an action for damages. Notwithstanding any other provision of this Agreement, the covenants of Purchaser set forth in this Section 5.1(a) shall survive the cancellation, abandonment or termination of this Agreement.

               (b) Each of Seller and Purchaser agrees that it will promptly make or cause to be made any filing or submission required to be made by it or on its behalf or on behalf of the Company with the Arkansas Commissioner and with the insurance department or similar regulatory authority of any other jurisdiction asserting regulatory authority over the transactions contemplated by this Agreement.

               (c) Seller and Purchaser shall cooperate in using all reasonable efforts to cause the conditions to the Closing hereunder to be satisfied as soon as practicable including, without limitation, obtaining the consents, approvals and authorizations necessary for the Closing. For purposes of this Agreement, the covenant of the parties to use their "reasonable efforts" shall not require any party to incur any unreasonable expenses.

               (d) Except as otherwise provided for by the terms of this Agreement, without the prior written consent of Purchaser, Seller will not permit the Company to: (i) issue or sell, or commit to issue or sell, any shares of its capital stock; (ii) grant or commit to grant any options, warrants or rights to subscribe for, purchase, or otherwise acquire any shares of its capital stock; (iii) issue or commit to issue any securities convertible into or exchangeable for shares of its capital stock; (iv) either declare, set aside, pay or commit to pay any dividend or other distribution with respect to its capital stock or transfer any asset for any other purpose; (v) directly or indirectly redeem, purchase or otherwise acquire or dispose of, or commit to acquire or dispose of, any shares of its capital stock; (vi) effect a split, modification or reclassification of its capital stock or a recapitalization of the Company;
     (vii) change the Certificate of Incorporation or Bylaws of the Company;
     (viii) make, or agree to make, any borrowings or any guarantee, or agree to guarantee, the borrowings of any other Person; (ix) enter into or become party to any contract or commitment other than the Related Agreements; (x) write any insurance or reinsurance business, on a surplus lines basis or otherwise, or engage in any business except as may be specifically contemplated in this Agreement; (xi) take any action that would cause the Company to incur any Employee-Related Liability, Benefit Related Liability, Undisclosed Liability or liability of the nature described in Section 3.20(b), (xii) take any action that would cause the Company to incur any other liability whatsoever not fully indemnified hereby or that would have the effect of impairing the value of the assets or the validity of any Insurance Permit; (xiii) enter into any new employment, severance or consulting contracts or otherwise hire any employees, contract with any independent contractors or appoint any insurance agents; (xiv) subject any of its Properties or assets to any Liens or Restrictions; or (xv) except as set forth herein, take any action not in the ordinary course of the Company's business or which would be inconsistent with delivering to Purchaser a corporation as otherwise contemplated in this Agreement.

               (e) Except as specifically consented to in writing by Purchaser, Seller shall not, and shall not permit the Company to, take any action or omit to take action that would result in a breach of any representation or warranty of Seller contained in this Agreement.

               (f) Except as otherwise contemplated by this Agreement or specifically consented to in writing by Purchaser, from the date of this Agreement through the Closing Date, Seller shall cause the Company to (i) conduct its business only in the ordinary course consistent with past and current practices, (ii) comply in all material respects with all Applicable Laws, (iii) preserve and maintain in full force and effect the Insurance Permits and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

               (g) Purchaser covenants to use reasonable efforts to file as promptly as practicable the Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer (Form A) with the Arkansas Commissioner.

          5.2. Pending or Threatened Action. Between the date of this Agreement and the Closing Date, Seller and Purchaser shall each inform the other, promptly upon any party's obtaining knowledge thereof, of any pending or threatened Action by any Governmental Entity which could reasonably be anticipated (i) to prohibit or restrain or impair the consummation of the transactions contemplated by this Agreement or the Related Agreements, or the performance by Parent, Seller, the Company, USACC or Purchaser of their respective obligations under this Agreement or the Related Agreements, as applicable, (ii) to have a Material Adverse Effect or

(iii) to have the effect of impairing the value of the Closing Assets or other Property of the Company or the validity of any Insurance Permit.

          5.3. Tax Audits; Tax Returns.

               (a) Seller, at its sole cost and expense, shall, or shall cause Parent or the Company to, file or cause to be filed when due all Tax Returns of or including the Company that are required to be filed by or with respect to the Company for any Pre-Closing Period and Seller shall, or shall cause Parent (or the Company prior to the Valuation Date) to, remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. All Tax Returns described in this Section 5.3(a) will be prepared in a manner consistent with the past practice of Parent, Seller and the Company. Purchaser shall cause the Company to sign (or cause the Company to grant Seller power of attorney to sign) any Tax Returns that are prepared in accordance with Applicable Law, are required to be filed by or with respect to the Company for any Pre-Closing Period and that are filed after the Closing Date.

               (b) Purchaser, at its sole cost and expense, shall file or cause to be filed when due all Tax Returns that are required to be filed for any Post-Closing Period or any Straddle Period by or with respect to the Company and, subject to Section 8.5(c) hereof, Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

               (c) Purchaser shall not amend, or allow the Company to amend, any Tax Return of the Company for any Pre-Closing Period. Purchaser shall, or shall cause the Company to, pay to Seller the net amount of any refunds for Taxes received by the Company or Purchaser after the Closing Date, and attributable to Taxes paid by Seller under this Agreement or with respect to any Pre-Closing Period, less any Taxes or other costs imposed on the Company, Purchaser or any of their Affiliates as a result of receiving or claiming such refund, and subject to repayment by Seller in the event that Purchaser, the Company or any of their Affiliates is subsequently required to return such refund. All such Tax refunds shall be paid within five (5) days of receipt by the Company or Purchaser (or within five (5) days of request therefor by the Purchaser in the case of a refund required to be returned).

               (d) Purchaser shall cause the Company to prepare in a manner consistent with past practice of the Company and to deliver to Parent or Seller all relevant Tax information relating to the Company reasonably required to permit Parent or Seller to file or cause to be filed when due all Tax Returns pursuant to Section 5.3(a) of this Agreement.

               (e) Purchaser and the Company will provide Seller (and its attorneys, accountants and agents) with the right, at reasonable times, upon reasonable notice, to have access to, copy and use, any records or information that are reasonably available to the Company and that Seller deems in its reasonable discretion relevant for the preparation of any Tax Returns, any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes of the Company for taxable periods ending on or prior to the Closing Date. Purchaser shall retain all books and records provided to it with respect to any Tax matters pertinent to the Company, Seller or Parent relating to any Pre-Closing Period until the expiration of the applicable statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective tax periods. Seller shall, or shall cause Parent to, reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with providing such information. Any information obtained pursuant to this
     Section 5.3(e) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

               (f) In the case of any income or premium Tax Return for any Straddle Period, Purchaser shall provide Seller with copies of the completed Tax Return for such taxable period and a schedule apportioning the Tax shown on such Tax Return as between Seller and Purchaser and specifying the amount due to or from Seller (all computed in accordance with Section 8.5(c) hereof), together with such related work papers and other documents as Seller shall reasonably request, no later than forty-five (45) days before the due date for the filing of such Tax Return. Seller and its authorized representatives shall have the right to review the Tax Return and schedule received from Purchaser pursuant to the terms of this Section 5.3(f). Seller and Purchaser shall consult with one another and resolve reasonably and in good faith and in accordance with Applicable Law any issues concerning the apportionment required by this Section 5.3(f) as a result of the review of any such Tax Return and schedule received from Purchaser. Seller shall, or shall cause Parent to, pay the amount of Tax, if any, due and owing from Seller to Purchaser no later than five (5) days prior to the date of filing of such Tax Return.

               (g) Seller shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the Company, on the one hand, and Parent or Seller, or any Affiliates of Seller, on the other hand, to be either terminated or amended effective as of the Closing Date, so that to the extent any such agreement or arrangement relates to the Company after the Closing Date, none of Parent, the Company, Seller nor any of their respective Affiliates shall have any obligation thereunder to the other, whether to make payment or otherwise, under any such agreement or arrangement for any past, present or future period.

               (h) Except as otherwise expressly contemplated by this Agreement, from the date hereof to and including the Closing Date, Seller shall not permit the Company to, and shall cause Parent not to permit the Company to, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, directly or indirectly (i) make, change or revoke, or permit to be made, changed or revoked, any election or method of accounting, with respect to Taxes affecting the Company for Post-Closing Tax Periods, except elections made on the consolidated federal income tax return of the Parent for periods ending on December 31, 2004 and on the Closing Date that are consistent with similar elections made for prior tax periods or are as disclosed on Schedule 3.8,
     (ii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes of the Company affecting or relating to Post-Closing Tax Periods, or (iii) enter into any transaction or series of transactions other than in the ordinary course of business, or take any position on any Tax Return for any taxable period (or portion thereof) ending on or prior to the Closing Date that would have the effect of increasing the Company's tax liability for any taxable period (or portion thereof) beginning after the Closing Date.

               (i) If (i) Purchaser or the Company receives a written notice from any Taxing Authority proposing an audit or other examination of a Tax Return of the Company for any

     Pre-Closing Period or (ii) a claim is made or threatened in writing by any Taxing Authority that, if successful, may result in an indemnity payment under Section 8.1 hereof (each a "Tax Claim"), Purchaser shall promptly notify Seller in writing stating the nature and basis of such Tax Claim, and the amount thereof, to the extent known. Failure to give such notice shall not relieve Seller from any liability that it may have on account of this indemnification or otherwise, unless and to the extent that Seller is materially adversely prejudiced thereby. Seller will have the right, upon notification to Purchaser within thirty (30) days of the date Purchaser notified Seller of such Tax Claim, to assume at its own expense the control of any audit or other defense of any Tax Claim with its own counsel. If Seller elects not to control any audit or other defense of a Tax Claim, Purchaser shall have the authority to settle such Tax Claim subject to Seller's consent which shall not be unreasonably withheld, conditioned or delayed. Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable pursuant to Section 8.1 hereof. Purchaser shall cooperate in good faith with Seller in contesting any Tax Claim, which cooperation shall include providing records and information that are reasonably available to the Company and relevant to such Tax Claim. All reasonable out-of-pocket expenses of Purchaser related to such cooperation shall be borne by Seller. Notwithstanding the foregoing: (i) Seller shall not have the right to control any issue involved in a Tax Claim unless Seller first acknowledges in writing its obligation to fully indemnify Purchaser for the Taxes asserted in connection with such issue; (ii) no settlement or disposition of any Tax Claim shall be made without Purchaser's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and (iii) Purchaser and Seller shall jointly control all proceedings involving any claims for Taxes assessed in respect of a Straddle Period, and each party shall bear its own out-of-pocket costs and expenses relating to such claims.

               (j) Seller, Purchaser and the Company agree that for all income Tax purposes, the taxable period of the Company shall be terminated as of the close of business on the date of the Closing in accordance with Treasury Regulations Section 1.1502-76(b)(1) and items of income, gain, loss, deduction or credit shall be apportioned based upon a closing of the books for Tax purposes in accordance with Treasury Regulation Section 1.1502-76(b) (other than transactions properly allocable thereunder to the portion of the day after the Closing shall occur, which shall be treated for all federal income tax purposes as occurring at the beginning of the following day). No elections shall be made under either Treasury Regulation
     Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) or Treasury Regulation Section 1.1502-76(b)(2)(iii) (to ratably allocate the items for the month which includes the Closing Date). Seller, Purchaser and the Company further agree to, and Seller shall cause Parent to, file all Tax Returns, handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 5.3(j).

               (k) If the Seller and Purchaser do not make the Section 338 Elections and in a Post-Closing Period the liability of the Company for any income Tax is actually reduced (determined by assuming that all other current or prior period (but not including any carryback) losses, deductions or credits of the Company or any consolidated, combined, or unitary group that includes the Company as a member are used first, regardless of any ordering rule in Applicable Law) (the "Tax Savings") by reason of any net operating loss carryover of the Company from any Pre-Closing Period (a "Pre-Closing NOL"), then, (i) to the extent that the Tax Savings equals all or any part of the Tax Adjustment that decreased the amount of the Purchase Price payable to Seller (the "Negative Tax Adjustment"), Purchaser shall pay the Seller an amount equal to the lesser of the Tax Savings or the Negative Tax Adjustment, and (ii) to the extent that the Tax Savings exceeds the Negative Tax Adjustment, then for purposes of determining the amount of Tax incurred by the Company that reduces a refund due to Seller pursuant to Section 5.3(c), or increases an Indemnification Payment by Seller pursuant to Section 8.6(ii), the amount of such Tax Savings in excess of the Negative Tax Adjustment shall be deemed to offset any Tax described in such Sections. Nothing contained herein shall be construed as creating any obligation on the part of the Company (or any consolidated, combined, or unitary group that includes the Company as a member) to claim or deduct any Pre-Closing NOL in any Straddle Period or Post-Closing Period, and if any Pre-Closing NOL shall be reduced, disallowed or adjusted and such reduction, disallowance or adjustment results in any loss or repayment of any Tax Savings, the amount of such lost or repaid Tax Savings (plus any interest thereon or penalties related thereto) up to the amount of the Negative Tax Adjustment paid to the Seller or applied to offset any Tax shall be treated and indemnified (pursuant to Section 8.1(c)(ii)(A)) as Liabilities of the Company for Taxes assessed in respect of a Pre-Closing Period.

          5.4. Section 338(h)(10) Elections.

               (a) At the request of Purchaser, and subject to the receipt of Seller's 338 Payment, Seller agrees to (and agrees to cause Parent to, if applicable) join with Purchaser in making a timely and irrevocable election pursuant to Section 338(h)(10) of the Code, and, at Purchaser's request, any corresponding or analogous election under applicable state, local or foreign law (collectively, the "Section 338 Elections").

               (b) Purchaser shall be solely responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338 Elections, including, without limitation, IRS Form 8023 or applicable successor form, any similar forms or applicable successor forms under applicable state or local income tax laws, and the determination of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) and the allocation of ADSP among the assets of the Company and other relevant items (the "Allocation"), valuing the Closing Assets using the methodology set forth in Section 2.2 hereof (the "Section 338 Forms"). Purchaser shall furnish a copy of the draft Section 338 Forms to Seller for Seller's review and comment, which Seller agrees to do promptly. Seller shall, and if required, Seller shall cause Parent to, cooperate in good faith with Purchaser's preparation of the Section 338 Forms, and Seller agrees to (and agrees to cause Parent to) promptly provide to Purchaser true, correct and complete information regarding Seller (or Parent or Parent Group, if applicable) reasonably requested by Purchaser and necessary to complete the Section 338 Forms.

               (c) Thereafter, Purchaser shall deliver to Seller for execution by Seller (or Parent, if applicable) the final Section 338 Forms. Within five (5) days of delivering the final Section 338 Forms to Seller, Purchaser shall pay to Seller (by wire transfer in U.S. dollars of immediately available funds to the bank account specified in writing by Seller to Purchaser) an amount equal to Seller's 338 Payment, and Seller agrees to (and agrees to cause Parent to, if applicable) simultaneously execute and deliver to Purchaser the final Section 338 Forms.

               (d) If Purchaser has paid Seller's 338 Payment to Seller, then Seller agrees that Seller (i) shall (or shall cause Parent to, if applicable) report the acquisition of the Company by Purchaser in a manner consistent with the making of the Section 338 Elections (ii) shall not, and shall cause Parent and each member of Parent Group not to, take a position in any Tax Return or audit or any proceeding before any Taxing Authority or otherwise inconsistent with the Section 338 Elections, including the determination of the ADSP and the Allocation shown thereon, unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

               (e) Purchaser shall bear the costs and expenses of preparing the
     Section 338 Forms and the Allocation

               (f) If Purchaser and Seller make Section 338 Elections with respect to Purchaser's acquisition of the Stock, then the Seller's 338 Payment shall be increased by the amount of the Negative Tax Adjustment or, if the Tax Adjustment increased the amount of the Purchase Price payable to Seller (the "Positive Tax Adjustment"), the Seller's 338 Payment shall be reduced by the amount of the Positive Tax Adjustment.

               (g) The amount of the Seller's 338 Payment, as increased or decreased, as the case may be, by the Negative Tax Adjustment or the Positive Tax Adjustment paid to the Seller, if any, shall be treated for all tax purposes as the payment to Seller of additional purchase price for the Stock.

          5.5. Transfer Taxes. Seller shall cause all appropriate stock transfer Tax stamps required by New York to be affixed to the certificate or certificates representing the Stock, and Seller or Purchaser, as required by Applicable Law, shall cause all other appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Stock. Seller, the Company and Purchaser shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, transfer gains, sales or other similar transfer Taxes that become payable in connection with the sale of the Stock (other than the stock transfer taxes mentioned above) pursuant to this Agreement (collectively, "Transfer Taxes"). Any Transfer Taxes shown as due on such returns shall be borne by Purchaser or Seller as required by Applicable Law.

          5.6. Conduct of Business by Purchaser. Purchaser covenants that it shall not, and it shall not permit the Company to, take any action that would cause the Company to incur any liability whatsoever until the day following the Closing Date including, without limitation, the commencement of operations by the Company, the hiring of employees or insurance agents for the Company, the writing of any insurance business by the Company or engaging in any reinsurance or other business by the Company, amending or modifying any governing document of the Company or the taking of any other action whatsoever which obligates the Company to act or omit to act and if Purchaser elects to make the Section 338 Elections, Purchaser shall not, and it shall not permit the Company to, take any action after the Closing that would cause the purchase of the Stock hereunder to fail to constitute a "qualified stock purchase" as defined in Section 338(d)(3) of the Code.

          5.7. Change of Name. As promptly as practicable after the Closing, the Company shall change its name so that the Company does not have the word "Ulico" in its name, and the Company shall cease using the word "Ulico" in any of its business dealings. Purchaser shall promptly provide Seller with copies of all documentation effecting such name change, as filed with each applicable jurisdiction. Further, Purchaser hereby covenants that it will not use the words "Ulico", "ULLICO", or any derivatives thereof in any of its business dealings, and that it will not present itself or any of its Affiliates to the public as being related in any way to Seller or Parent. For the avoidance of doubt, statements by Purchaser and its Affiliates in regulatory documents, public filings or otherwise that it has purchased the Company from Seller and disclosures related thereto shall not be deemed to breach the covenant set forth in this Section 5.7.

          5.8. Disclosure of Confidential Information. Seller shall not, and shall cause its Affiliates and its and their respective officers and directors not to, disclose any confidential information of the Company after the date hereof to any third party, unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law. It is acknowledged and agreed that unauthorized use of any confidential information of the Company would cause irreparable injury constituting the proper subject of injunctive relief and specific performance, in addition to providing Purchaser an action for damages.

          5.9. Compliance with Arkansas Insurance Laws. During the period from the date hereof to the Closing Date, Seller shall, and shall cause the Company to, comply with all of the requirements of Arkansas insurance laws.

          5.10. Notification of Changes.

               (a) Seller shall, after the first notice or occurrence thereof but not later than the Closing Date, promptly notify Purchaser in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue, (ii) reasonably be likely to constitute a Material Adverse Effect, (iii) materially impair the ability of Seller to execute, deliver and perform its obligations under this Agreement, including, without limitation, the provisions of Article VIII hereof or (iv) materially impair the ability of Parent, Seller, the Company and/or USACC to execute, deliver or perform their respective obligations under any of the Related Agreements.

               (b) Purchaser shall, after the first notice or occurrence thereof but not later than the Closing Date, promptly notify Seller in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue or (ii) materially impair the ability of Purchaser to execute, deliver and perform its obligations under this Agreement.

          5.11. Acquisition Proposals. From the date hereof through the Closing Date, Seller shall not, nor shall Seller permit any of its Affiliates or any of the officers, directors, employees, representative or agents of Seller or any of such Affiliates to, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any person or group of persons

(other than Purchaser) concerning any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution, or disposition of assets of the Company, or any disposition of any of the securities of the Company (other than sales of investment securities in its investment portfolio with the prior written consent of Purchaser) (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. Seller shall promptly communicate to Purchaser the terms of any Acquisition Proposal which it or any such other person may receive.

          5.12. Related Agreements. On or prior to the Closing Date, (i) Seller shall, and shall cause the Company to, execute and deliver each of the Quota Share Agreement, Trust Agreement and Assumption Agreement, (ii) Seller shall, and shall cause the Company and USACC to, execute and deliver the Amended Termination of Reinsurance Pooling Agreement and (iii) Seller shall cause the Company to execute the Guarantee.

          5.13. Payment of Brokers' or Finders' Fees. At or prior to the Closing, Seller will pay the finder's fee due to Merger and Acquisition Services, Inc.

          5.14. Preparation of Financial Statements. With respect to any period ending on or prior to the Closing Date for which Statutory Financial Statements are required to be filed (including without limitation the year ended December 31, 2004), Seller shall prepare, on a basis consistent with past practices, all Statutory Financial Statements of the Company, and Seller shall promptly provide to Purchaser, at least fifteen (15) business days prior to the due date, including any extensions, for the filing thereof, such Statutory Financial Statements together with such other information reasonably relevant to such Statutory Financial Statements, including schedules and work papers. Following receipt of any Statutory Financial Statements prepared by Seller, Purchaser shall promptly notify Seller if it disputes any of the information contained in such Statutory Financial Statements. The parties shall cooperate to promptly resolve any such dispute. Subsequent to the Closing, Seller shall provide Purchaser with such assistance in the preparation of Statutory Financial Statements of the Company as may reasonably be requested by Purchaser or the Company. Subsequent to the Closing, Seller shall also provide to Purchaser such information as may reasonably be required by Purchaser in connection with Purchaser's preparation of GAAP financial statements for the financial reporting period in which the Closing occurs and for subsequent reporting periods.

          5.15. Filing Fees. (a) On or prior to the Closing Date, the Company shall have paid all remaining Filing Fees due for calendar year 2004. At or prior to the Closing Date, the Company shall deliver to Purchaser an updated
Schedule 3.9(b) indicating the amounts and dates (whether before or after the date hereof) on which all such Filing Fees for calendar year 2004 were paid and shall deliver to Purchaser satisfactory evidence thereof.

          (b) The parties agree that the filing fees which will be due for the calendar year 2005 (the "2005 Filing Fees") shall be allocated between the Seller and Purchaser in accordance with this Section 5.15(b) and that such allocation shall be binding on the parties regardless of the actual amount of the 2005 Filing Fees and regardless of when such 2005 Filing Fees are actually paid. First, the parties hereto stipulate and agree that the total amount used to calculate 2005 Filing Fees for purposes of this Section 5.15(b) shall be the aggregate amount of Filing Fees for calendar year 2004 as shown on Schedule 3.9(b) (i.e., as of the date of this Agreement,

$19,825.95). Next, it is agreed that one-fourth of such aggregate amount of Filing Fees (i.e., as of the date of this Agreement, $4,956.48) shall be chargeable to the Seller and three-fourths of such Filing Fees shall be chargeable to the Purchaser as follows: From the amount equal to one-fourth of the 2005 Filing Fees shall be deducted all amounts actually paid by the Company prior to the Closing Date. If the resulting balance is less than zero, such negative balance shall considered a prepaid expense and shall be reimbursed by Purchaser to Seller on the Closing Date. If the resulting balance is positive, such amount shall be considered an unpaid expense as of the Closing Date and shall be offset against the Purchase Price. The foregoing adjustments shall constitute complete settlement between the parties with respect to the 2005 Filing Fees, provided, nothing in this Section 5.15(b) shall relieve Seller from any obligation as otherwise set forth in this Agreement resulting from a breach of the representations and warranties set forth in Section 3.9(b).

          5.16. Certain Litigation With regard to each of the Actions set forth on Schedule 3.11(b) in which, as of the date of this Agreement, the Company is a plaintiff, Seller agrees to take, or cause the Company to take, prior to the Closing, appropriate action such that, at the Closing, the Company shall have been removed as a plaintiff in each such Action or, if removal is not feasible, then all of the rights and obligations of the Company in respect of each such Action shall have been assigned to Seller or an affiliate of Seller, with the effect that, from and after the Closing, the Company shall have no further involvement in any of such Actions. Seller further agrees that, from the date of this Agreement through the Closing Date, Seller shall not permit the Company to commence, or to be named as a plaintiff in, any Action other than an Action set forth on Schedule 3.11(b).

          5.17. Third-Party Reinsurance Agreements

.. Seller agrees to use commercially reasonable efforts to terminate or take any other action with respect to any Third-Party Reinsurance Agreement which is reasonably requested by Purchaser or the Company subsequent to the Closing, and to provide regular periodic updates as to Seller's efforts to comply with any such request.

                                   ARTICLE VI

              CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION

          6.1. Conditions to the Obligations of Purchaser. Except to the extent waived by Purchaser in writing, the obligations of Purchaser to consummate the transactions contemplated herein and to purchase the Stock shall be subject to the satisfaction of each of the following conditions:

               (a) The representations and warranties made by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Seller shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall have delivered to Purchaser a certificate, in form and substance satisfactory to Purchaser, dated the Closing Date and signed on its behalf by its President, any Vice President or Chief Financial Officer, in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Seller or the Company (prior to the Closing) set forth in this Section 6.1.

               (b) No Action shall have been instituted and remain pending before a court or other Governmental Entity to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or the Related Agreements, the sale of the Stock to Purchaser or the performance of the material obligations of the parties to this Agreement or the Related Agreements; nor shall any Governmental Entity have notified any party to this Agreement or the Company that the consummation of the transactions contemplated by this Agreement or the Related Agreements would constitute a violation of Applicable Law and that it intends to commence proceedings to restrain consummation of such transactions, to force divestiture if such transactions are consummated or to materially modify the terms or the results of such transactions, unless such Government Entity shall have withdrawn such notice prior to the Closing Date.

               (c) Seller's Approvals shall have been obtained and shall be in full force and effect without conditions reasonably found objectionable by Purchaser.

               (d) Seller and the Company shall have entered into the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement and the Termination and Commutation of LPT Agreement, fully executed originals of which shall have been delivered to Purchaser.

               (e) Parent and Company shall have entered into the Guarantee, a fully executed original of which shall have been delivered to Purchaser.

               (f) Seller, the Company and USACC shall have entered into the Amended Termination of Pooling Agreement, a fully executed original of which shall have been delivered to Purchaser.

               (g) Purchaser shall have received from counsel to Seller, Parent and the Company, which counsel shall be reasonably satisfactory to Purchaser, one or more opinions, dated the Closing Date and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, which opinions shall be to the effect that:

               (i) Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction;

               (ii) (A) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under each of this Agreement, the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement, the Amended Termination of Pooling Agreement and the Termination and Commutation of LPT Agreement and (B) all action required on the part of Seller to authorize the execution, delivery and performance of each of this Agreement, the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, Assumption Agreement, the Amended Termination of Pooling Agreement and the Termination and Commutation of LPT Agreement has been taken;

               (iii) (A) the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement, the Amended Termination of Pooling Agreement, the Guarantee and the Termination and Commutation of LPT Agreement and (B) all action required on the part of the Company to authorize the execution, delivery, and performance of each of the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement, the Amended Termination of Pooling Agreement, the Guarantee and the Termination and Commutation of LPT Agreement has been taken;

               (iv) (A) USACC has all requisite corporate power and authority to execute, deliver and perform its obligations under the Amended Termination of Pooling Agreement, (B) all actions required on the part of USACC to authorize the execution, delivery, and performance of the Amended Termination of Pooling Agreement have been taken, and (C) USACC has the power to perform its obligations thereunder;

               (v) (A) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under the Guarantee and
          (B) all actions required on the part of Parent to authorize the execution, delivery, and performance of the Guarantee have been taken;

               (vi) each of this Agreement, the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement, the Amended Termination of Pooling Agreement and the Termination and Commutation of LPT Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy Exception;

               (vii) each of the Quota Share Agreement, the Trust Agreement, the Administrative Services Agreement, the Assumption Agreement, the Amended Termination of Pooling Agreement, the Guarantee and the Termination and Commutation of LPT Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exception;

               (viii) the Amended Termination of Pooling Agreement has been duly executed and delivered by USACC and constitutes the valid and binding obligation of USACC, enforceable against USACC in accordance with its terms, subject to the Bankruptcy Exception;

               (ix) the Guarantee has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy Exception; and

               (x) neither the execution and delivery by Seller of this Agreement, nor the execution and delivery of the Related Agreements by Parent, Seller, Company or USACC, as applicable, nor the compliance by any of them with the terms and provisions hereof and thereof will conflict with, or result in a breach of, any of the terms, conditions or provisions of: (A) the certificate of incorporation or bylaws (or comparable organizational documents) of Parent, Seller, the Company or USACC or (B) any material agreement to which Parent, Seller, the Company or USACC is a party.

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (A) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Purchaser and its counsel and are addressed to Purchaser) and
(B) as to matters of fact, upon certificates of state officials and of any officer or officers of Seller, the Company or USACC provided in all such cases that the extent of any such reliance is specified in such opinion. For purposes of the opinion described in paragraph (x)(B) above, it is understood and agreed that such counsel shall opine only to those agreements which are identified by Parent, Seller, the Company or USACC, as the case may be, to such counsel as material agreements.

               (h) Purchaser shall have received the evidence of the surplus lines eligibilities of the Company described in Section 2.2(d) hereof, certified by Seller as being in full force and effect.

               (i) At the Closing, Seller shall deliver to Purchaser resignations of all officers and directors of the Company, effective upon the Closing.

               (j) All contracts listed on Schedule 3.15(a), including the Joint Marketing Agreements and the Intercompany Agreement, shall have been terminated or amended as provided in Section 3.15(a) hereof.

               (k) Purchaser shall have received a certificate of Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

               (l) The Company shall continue to be authorized to issue insurance policies on a surplus lines basis in the State of California.

          6.2. Conditions to the Obligations of Seller. Except to the extent waived by Seller in writing, the obligations of Seller to consummate the transactions contemplated herein and to sell the Stock shall be subject to the satisfaction of each of the following conditions:

               (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if and to the same effect as though made at and as of the Closing Date. Purchaser shall have performed all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Purchaser shall have delivered to Seller certificates of Purchaser, in form and substance satisfactory to Seller, dated the Closing Date and signed on behalf of Purchaser by its President or a Vice President in his or her respective representative capacity, and not individually, to all such effects and certifying to the satisfaction of the conditions to be performed by Purchaser set forth in this Section 6.2.

               (b) No Action shall have been instituted and remain pending before a court or other Governmental Entity to restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement or the Related Agreements, the sale of the Stock by Seller or the performance of the material obligations of the parties to this Agreement or the Related Agreements; nor shall any Governmental Entity have notified either party to this Agreement or the Company that the consummation of the transactions contemplated by this Agreement or the Related Agreements would constitute a violation of Applicable Law and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if such transactions are consummated, or to materially modify the terms or the results of such transactions, unless such Government Entity shall have withdrawn such notice prior to the Closing Date.

               (c) Seller's Approvals and Purchaser's Approvals shall have been obtained and shall be in full force and effect without conditions reasonably found objectionable by Seller.

               (d) Seller shall have received from Dewey Ballantine LLP, counsel to Purchaser, one or more opinions, dated the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, which opinions shall be to the effect that:

               (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

               (ii) all action required on the part of Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser has been taken, and Purchaser has the power to perform its obligations hereunder; and

               (iii) this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate: (A) upon opinions of local counsel as to matters of law other than that of the federal laws of the United States (provided such local counsel's opinions are received from counsel reasonably satisfactory to Seller and its counsel and are addressed to Seller); and (B) as to matters of fact, upon certificates of state officials and of any officer or officers of Purchaser, provided in all such cases the extent of any such reliance is specified in such opinion.

               (e) At the Closing, Purchaser shall elect successor directors for resigning directors of the Company, and such successor directors shall elect successor officers of the Company.

          6.3. Termination of Agreement and Abandonment of Transactions. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

               (a) By mutual written consent of Seller and Purchaser;

               (b) By Purchaser, if the conditions set forth in Section 6.1 shall not have been met on or before May 2, 2005; or

               (c) By Seller, if the conditions set forth in Section 6.2 shall not have been met on or before May 2, 2005.

          In the event of termination of this Agreement pursuant hereto, no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.1(a)(ii),
Article VII and Section 9.3 shall survive any such termination, and except that nothing herein shall relieve any party from liability for any breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to termination of this Agreement or any obligations hereunder.

                                   ARTICLE VII

                      TERMINATION OF OBLIGATIONS AND WAIVER
                       OF CONDITIONS; PAYMENT OF EXPENSES

          In the event that this Agreement shall be terminated pursuant to
Section 6.3(a) of this Agreement, all further obligations of the parties under this Agreement shall terminate without further liability of Seller, on the one hand, or Purchaser, on the other hand, to the other, and each party will pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and conditions contained in this Agreement on its part to be performed or complied with, including the fees, expenses and disbursements of counsel, provided that the obligations of the parties under Section 9.3 and the obligations of Purchaser under Section 5.1(a)(ii) shall survive any such termination. Termination of this Agreement pursuant to Section 6.3(b) or Section 6.3(c) shall be without prejudice to the rights and remedies available to Seller, on the one hand, or Purchaser, on the other hand, under Applicable Law, including the right to recover all expenses, costs and other damages, but no party shall be entitled to incidental or consequential damages including loss of anticipated profits. If any of the conditions specified in Section 6.1 have not been satisfied, Purchaser may, nevertheless, at its election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. If any of the conditions specified in Section 6.2 have not been satisfied, Seller may, nevertheless, at its election waive such conditions in writing and proceed with the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement are consummated, each party will pay all of its own costs and expenses in connection therewith.

                                  ARTICLE VIII

                                 INDEMNIFICATION

          8.1. Indemnification of Purchaser. Seller shall indemnify and hold harmless Purchaser and its shareholders, Affiliates, subsidiaries, officers, directors, employees, agents and assigns from and against any and all liabilities, claims, liens, obligations, damages, losses, costs and expenses (including fines, assessments (including guaranty fund assessments), penalties and reasonable investigatory and attorney's fees and disbursements) ("Loss") actually suffered or incurred by any of them or the Company by reason of or arising out of or related to:

               (a)(i) the breach, failure or inaccuracy of any representation or warranty made by Seller in this Agreement or any Schedule to this Agreement;

               (ii) any pending or threatened Action set forth on Schedule 3.11(a) hereto;

               (iii) any Action based upon the conduct of the Company's business at any time during the period from the formation of the Company through the Closing or any actions taken or omissions made at any time during the period from the formation of the Company through the Closing; or

               (iv) any violation or alleged violation of Applicable Law based upon the conduct of the Company's business at any time during the period from the formation of the Company through the Closing;

               (b) the failure by Seller to perform any of the covenants or agreements contained in this Agreement; or

               (c) any of the following:

               (i) all Reinsured Liabilities;

               (ii) (A) all Liabilities of the Company for Taxes assessed in respect of, and all costs and expenses of Tax audits or the preparation of Tax Returns for, all Pre-Closing Periods, and the Parent's portion of any Straddle Period; (B) all Liabilities resulting by reason of the several liability of the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of an affiliated, consolidated, combined or unitary group of which the Company was a member on or prior to the Closing Date; (C) all Liabilities of the Company in respect of Taxes of any other Person or entity pursuant to any agreement or contract, whether written or unwritten, entered into on or before the Closing Date, or as a transferor or successor, by contract or otherwise; and (D) all Liabilities arising as a result of a breach of the representations provided in Section 3.8 hereof, or the failure of Seller or Parent to perform their respective obligations pursuant to Section 5.3 or
          Section 5.4;

               (iii) all Liabilities of the Company arising out of or relating to activities of the nature described in Section 3.20(b), including those set forth on Schedule 3.20(b);

               (iv) all Liabilities of the Company arising out of or relating to any arrangement or agreement with any Surplus Lines Broker (including any commissions or fees owed in connection therewith); and

               (v) all Liabilities of the Company arising out of or relating to any of the Third-Party Reinsurance Agreements or any other reinsurance contract to which the Company is a party.

          8.2. Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller and its shareholders, Affiliates, subsidiaries, officers, directors, employees, agents and assigns from and against any Loss actually suffered or incurred by any of them by reason of or arising out of or related to:

               (a) the breach, failure or inaccuracy of any representation or warranty made by Purchaser in the Agreement or any Schedule to this Agreement;

               (b) the failure by Purchaser to perform any of the covenants or agreements of Purchaser contained in this Agreement; or

               (c) all Liabilities of the Company for Taxes assessed in respect of, and all costs and expenses of Tax audits or the preparation of Tax Returns for, all taxable periods beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date.

          8.3. Notice. The party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") if the Indemnitee believes that it has incurred a Loss for which indemnification may be asserted under this Article VIII. Such notice shall specify the circumstances of such asserted Loss and must be given prior to the date recovery of such Loss is time barred due to the expiration of any period of limitation set forth in
Section 8.7. Failure to provide notice in accordance with this Section 8.3 shall not be deemed a waiver of the right of the Indemnitee to indemnification other than to the extent that such failure prejudices the defense of the claim by the Indemnitor.

          8.4. Determination of Right to Indemnification. The determination of the right of an Indemnitee to indemnification under this Agreement with respect to any Loss shall be finally determined by Purchaser and Seller jointly; provided, however, if Purchaser and Seller cannot make such a joint determination within thirty (30) days from the date on which the notice provided in Section 8.3 is delivered, either party may commence litigation with respect to such disagreement in a court in the State of Delaware.

          8.5. Determination of Amount of Indemnification. The amount of any asserted Loss for which an Indemnitee seeks indemnification pursuant to this
Article VIII shall be finally determined as follows:

               (a) Subject to paragraphs (b) and (c) below, such determination shall be made jointly by Purchaser and Seller; provided, however, if Purchaser and Seller cannot make such a joint determination within thirty
     (30) days from the date on which the notice provided in Section 8.3 is given, either party may commence litigation with respect to such disagreement in a court in the State of Delaware.

               (b) In the case of any Loss arising out of or resulting from a liability or obligation to, or claim, action or suit by, any party seeking monetary relief other than the Indemnitee, the Indemnitor shall give written notice to the Indemnitee within thirty (30) days after its receipt of the notice given pursuant to Section 8.3, that the Indemnitor disputes and intends to defend the liability, obligation, claim, action or suit giving rise to such Loss or potential Loss. In such event the Indemnitor shall have the right to litigate or otherwise contest (at the expense of the Indemnitor) such liability, obligation, claim, action or suit with counsel selected by the Indemnitor. The Indemnitor and Indemnitee shall, in any case, cooperate in such litigation or other contest and shall keep each other advised of the progress and disposition thereof. The Indemnitor may not settle any such Loss without Indemnitee's written consent (which consent shall not be unreasonably withheld) unless such settlement (A) includes only the payment of money and the execution and delivery of appropriate releases including a complete release of the Indemnitee and (B) with respect to Taxes, has no adverse or binding effect on the Company for any taxable period (or portion thereof) beginning after the Closing Date. Upon the final adjudication of any such liability, obligation, claim, action or suit, the amount of the Loss attributable thereto shall be then determined pursuant to (a) above.

               (c) In the case of any Straddle Period, Seller shall be solely responsible for all Taxes of the Company (and that portion of the Company's costs for the preparation of each such Tax Return and Tax Audits) attributable to the portion of the period ending on, and that includes, the Closing Date (other than transactions properly allocable to the portion of the day after the Closing), and Purchaser shall be solely responsible and shall indemnify Seller for all Taxes imposed on the income or operations of the Company and attributable to the portion of the period beginning after the Closing Date (including transactions properly allocable to the portion of the day after the Closing). For purposes of this Agreement, the portion of any Tax that is attributable to the portion of a Straddle Period up to and including the Closing Date shall be (i) in the case of a Tax that is not based on gross or net income, premiums, sales or gross receipts (including real property taxes), the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax that is based on any of gross income, premiums, sales or gross receipts, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, if such portion of the Straddle Period were a separate taxable period, except that exemptions, allowances, deductions, credits or graduated rates that are calculated or applied on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on the basis of the gross income, premiums, sales or gross receipts for each such period, or if not based upon such gross income, premiums, sales or gross receipts, then on a per diem basis.

          8.6. Adjustments to Indemnification Amounts. The amount of any Loss subject to indemnification under Section 8.1 or Section 8.2 shall be (i) reduced by any insurance or other recoveries or Tax benefits that the Indemnitee actually receives as a result of or in connection with such Loss, and (ii) increased by any Taxes such Indemnitee actually incurs with respect to the indemnification for such Loss under Section 8.1 or Section 8.2, as the case may be.

          8.7. Indemnification Limits.

               (a) Time Limits. No Indemnitor shall have any obligation to indemnify an Indemnitee for any Loss pursuant to Section 8.1(a) or Section 8.2(a) unless, on a date not later than the fifth anniversary of the Closing Date, the Indemnitee provides notice to the Indemnitor in accordance with the provisions of Section 8.3. The foregoing limit shall not apply, expressly or by implication, (i) to claims based on the breach, failure or inaccuracy of any representation or warranty made in Sections
     3.1 (Organization and Standing), 3.2 (Insurance Permits), 3.3 (Authorization of Agreements), 3.4 (Capital Stock of the Company), 3.5 (Interests in Securities of the Company), 3.8 (Tax Returns and Reports),
     3.16 (Employee Matters), 3.19 (Brokers and Finders), 3.20 (Excess and Surplus Lines Brokers), 3.22 (No Restrictions on Business) and 3.23 (Marketing Agreements), each of which shall survive indefinitely, (ii) to claims based on Sections 4.1 (Organization and Standing), 4.2 (Authorization of Agreement) and 4.6 (Brokers and Finders), each of which shall survive indefinitely, (iii) to claims arising under Section 8.1(b) or 8.1(c), each of which shall survive indefinitely, and (iv) to claims arising under Section 8.2(b) or 8.2(c), each of which shall survive indefinitely. Each covenant or agreement contained in this Agreement shall survive indefinitely.

               (b) Seller's Maximum Obligation for Certain Claims. Seller shall have no obligation to make payment to an Indemnitee in respect of indemnifiable claims made pursuant to Section 8.1(a)(i) in an amount which, when added to the sum of (A) the aggregate amount of payments previously paid by Seller in respect of indemnifiable claims made pursuant to Section 8.1(a)(i) (other than pursuant to the Sections identified in clause (i) of Section 8.7(a)) plus (B) the aggregate amount of payments previously paid by Seller in respect of Section 2(b)(i) Liabilities, would exceed the amount of the Final Purchase Price; provided, however, that such limitation on amount of payment set forth in this Section 8.7(b) shall not apply, and no limitation shall apply, to limit recovery by an Indemnitee for indemnification under Section 3.14 (Undisclosed Liabilities) or under the sections of this Agreement referenced in clauses (ii), (iii) or (iv) of
     Section 8.1(a) or clauses (i) or (iii) of Section 8.7(a).

               (c) Purchaser's Maximum Obligation for Certain Claims. Purchaser shall have no obligation to make payment to an Indemnitee in respect of indemnifiable claims made pursuant to Section 8.2(a) in an amount which, when added to the aggregate amount of payments previously paid by Purchaser in respect of such indemnifiable claims made pursuant to Section 8.2(a) (other than pursuant to the Sections identified in clause (ii) of Section 8.7(a)), would exceed the amount of the Final Purchase Price; provided, however, that such limitation on amount of payment set forth in this
     Section 8.7(c) shall not apply, and no limitation shall apply, to limit recovery by an Indemnitee for indemnification under the sections of this Agreement referenced in clauses (ii) or (iv) of Section 8.7(a).

               (d) Indemnification Basket. Except as hereinafter provided in this Section 8.7(d), Seller shall have no obligation to provide indemnification pursuant to Section 8.1(a)(i) except to the extent that the aggregate amount of indemnification to which Purchaser, but for this Section 8.7(d), otherwise shall have become entitled hereunder would exceed $50,000 ("Seller's Basket"), in which event, subject to the limitation set forth in Section 8.7(b) above, Seller shall be obligated to provide indemnification with respect to all amounts in excess of Seller's Basket. Notwithstanding anything to the contrary in this Agreement, Seller shall be obligated to provide indemnification pursuant to Section 8.1(a)(i) without regard to Seller's Basket referred to in the immediately preceding sentence in respect of representations and warranties made under the sections of this Agreement referenced in Section 8.7(a)(i).

               (e) Purchaser's Indemnification Basket. Except as hereinafter provided in this Section 8.7(e), Purchaser shall have no obligation to provide indemnification pursuant to Section 8.2(a) except to the extent that the aggregate amount of indemnification to which Seller, but for this
     Section 8.7(e), otherwise shall have become entitled hereunder would exceed $50,000 ("Purchaser's Basket"), in which event, subject to the limitation set forth in Section 8.7(c) above, Purchaser shall be obligated to provide indemnification with respect to all amounts in excess of Purchaser's Basket. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be obligated to provide indemnification pursuant to Section 8.2(a) without regard to Purchaser's Basket referred to in the immediately preceding sentence in respect of representations and warranties made under the sections of this Agreement referenced in Section 8.7(a)(ii).

               (f) No Application to Related Agreements. For the avoidance of doubt, none of the limitations set forth in this Section 8.7 shall in any way apply to the liabilities and obligations of the parties under the Related Agreements, except as explicitly provided in the Assumption Agreement.

          8.8. Single Recovery. It is the intention of the parties to this Agreement and the Related Agreements that no party shall make any demand for payment, indemnification or reinsurance payment with respect to any Loss, Reinsured Liability or other Liability hereunder or thereunder to the extent that such payment, indemnification or reinsurance payment would result in the duplication of recovery to any party (or any Affiliate thereof) to this Agreement or any Related Agreement in respect of any Loss, Reinsured Liability or other Liability under this Agreement and/or any Related Agreement.

          8.9. Third Party Beneficiaries. The Company and all indemnified parties are intended to be third party beneficiaries of this Article VIII.

          8.10. Deemed Adjustment to Purchase Price. Purchaser and Seller agree to treat, to the maximum extent permitted under Applicable Law, any payments under this Article VIII as an adjustment to the Purchase Price for Tax purposes.

          8.11. Exclusive Remedy. Except as expressly set forth in this Agreement, the parties hereto acknowledge and agree that the indemnification provisions in this Article VIII shall be the exclusive remedy of the Purchaser and the Seller with respect to the transactions contemplated by, and any claims arising under, this Agreement; provided, however, that the foregoing shall not, in any way, be deemed to limit any remedies under any Related Agreement, including the remedies against Parent under the Guarantee.


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

                                   ARTICLE IX

                                     GENERAL

          9.1. Amendment and Waiver. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto. Any of the terms, covenants, representations, warranties or conditions hereof may be waived in writing at any time by or on behalf of the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision, and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          9.2. Integrated Contract. This Agreement and the Schedules and Exhibits to this Agreement (which constitute part of this Agreement) and the other documents and writings referred to herein or delivered pursuant hereto (including, without limitation, the Related Agreements) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.3. Publicity. From the date hereof until the Closing Date, the parties will consult with each other and will mutually agree by written consent upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby (such agreement not to be unreasonably withheld) and shall not issue any such publication or press release prior to such consultation and agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

          9.4. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles regarding the choice of law.

          9.5. Jurisdiction.

               (a) The parties hereto hereby consent and agree that they shall commence any action with respect to any claims or disputes between or among the parties hereto pertaining to this Agreement or the Related Agreements or to any matter arising out of or related to such agreements in the United States District Court for the District of Delaware, so long as the action falls within the subject matter jurisdiction of such court; in the event any such action shall be determined by the court to be outside its subject matter jurisdiction, then the parties agree to commence any such action in the state courts of Delaware located in New Castle


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

     County. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Section 9.6 hereof. Subject to the foregoing, nothing in this Agreement shall be deemed or operate to affect the right of Purchaser or Seller to serve legal process in any other manner permitted by law, or to preclude the enforcement by Purchaser or Seller of any judgment or order obtained in the forum specified in this subsection or the taking of any action under this Agreement and the Related Agreements to enforce the same in any other appropriate forum or jurisdiction.

               (b) To the extent that Purchaser or Seller has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party's property, Purchaser and Seller hereby irrevocably waive such immunity in respect of their respective obligations under this Agreement and the Related Agreements.

          9.6. Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and sufficiently given, upon receipt or three days after deposit in the United States mail (registered or certified, postage prepaid, return receipt requested) or by telex, facsimile or other written form of electronic communication, to the respective parties as follows:

          If to Seller, to:

          Ulico Casualty Company
          1625 Eye Street, NW
          Washington, DC  20006
          Attention: Chief Financial Officer
          Telephone: (202) 682-6705
          Facsimile: (202) 962-2989

          with a copy to:

          ULLICO Inc.
          1625 Eye Street, N.W.
          Washington, DC  20006
          Attention: General Counsel
          Telephone: (202) 962-8466
          Facsimile: (202) 682-6784


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

          Wiley Rein & Fielding, LLP
          1776 K Street, N.W.
          Washington, DC  20006
          Attention: Cynthia T. Andreason, Esq.
          Telephone: (202) 719-7364
          Facsimile: (202) 719-7049

          If to Purchaser, to:

          Darwin National Assurance Company
          76 Batterson Park Road
          Farmington, Connecticut  06032
          Attention: Mr. John L. Sennott
          Telephone: (860) 507-1077
          Facsimile: (860) 507-1177

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019
          Attention: Aileen C. Meehan, Esq.
          Facsimile: (212) 259-6333

or to such other address or person as either party hereto may, from time to time, designate in a written notice given in like manner (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

          9.7. No Assignment. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties party hereto; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to a wholly or majority owned subsidiary of Purchaser without the prior written consent of Seller, provided that Purchaser shall promptly give Seller written notice of such assignment after it is completed. Any permitted assignment by Purchaser (including any assignment permitted by the proviso to the preceding sentence) shall not release Purchaser from its obligations and responsibilities hereunder.

          9.8. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          9.10. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          9.11. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, except as provided in Article VIII hereof.

          9.12. Further Assurances. Seller and Purchaser will, whenever and as often as reasonably requested to do so by the other party or its successors, do any and all such other and further acts, and execute, acknowledge and deliver any and all such other and further assignments, transfers and instruments of further assurances, approvals and consents as are necessary or proper in order to complete, ensure and perfect the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the day and year first above written.

                        (Purchaser) DARWIN NATIONAL ASSURANCE COMPANY


                                    By:    /s/ John L. Sennott
                                           -------------------------------------
                                    Name:  John L. Sennott
                                    Title: Chief Financial Officer and Treasurer

                           (Seller) ULICO CASUALTY COMPANY


                                    By:    /s/ Mark E. Singleton
                                           -------------------------------------
                                    Name:  Mark E. Singleton
                                    Title: Senior Vice President,
                                           Chief Financial Officer and Treasurer


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